SECURITIES AND EXCHANGE COMMISSION

POST-EFFECTIVE AMENDEMENT NO. 1
To
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	6411	99-0363866
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

8551 W. Sunrise Boulevard, Suite 304
Plantation, Florida 33322
Tel. No.: (954) 472-2340
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Copies of communications to:
Brian S. Bernstein, Esq.
Michael D. Harris, Esq.
Nason, Yeager, Gerson, White & Lioce, P.A.
1645 Palm Beach Lakes Boulevard, Suite 1200
West Palm Beach, Florida 33401
(561) 686-3307

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective amendment No. 1 is being filed to update the Registration Statement on Form S-1 (File No. 333-192756) which went effective on December 24, 2013 to include the updated 2013 year-end financial information and subsequent events.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 30, 2014

HEALTH REVENUE ASSURANCE HOLDINGS, INC.

PROSPECTUS

54,000,000 SHARES OF COMMON STOCK

This prospectus is to be used by certain funds and accounts as to which Great Point Partners LLC acts as investment manager (the “Selling Security Holders”) in connection with a potential resale by certain seller security holders of up to an aggregate of 54,000,000 shares of Health Revenue Assurance Holdings, Inc. common stock, par value $0.001, per share, or (the “Common Stock”) consisting of: consisting of: (i) 27,000,000 shares (the “Series A Common Shares”) of Common Stock underlying shares of Health Revenue’s Series A 8% Redeemable Convertible Preferred Stock (the “Series A Preferred Stock”); and (ii) shares underlying warrants (the “Warrants”) to purchase an aggregate of 27,000,000 shares of Common Stock (the “Warrant Shares”) issuable to the Selling Security Holders pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”), dated November 12, 2013, between Health Revenue and the Selling Security Holders, upon conversion of Health Revenue’s outstanding Series A Preferred Stock and exercise of the Warrants held by the Selling Security Holders upon the effectiveness of this registration statement.

Our common stock is quoted on the Over-The-Counter Bulletin Board (“OTCBB”) under the ticker symbol “HRAA”. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. Common stock being registered in this registration statement may be sold by Selling Security Holders at prevailing market prices or privately negotiated prices or in transactions that are not in the public market.  The Selling Security Holders will receive all proceeds from the sale of the Common Stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” On April 29, 2014, the closing price of our Common Stock was $0.08 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 3 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The date of this prospectus is ______________, 2014

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus.  We have not authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus.  This summary does not contain all the information that you should consider before investing in the common stock.  You should carefully read the entire prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision. In this Prospectus, the terms “HRAH,” “Company,” “we,” “us” and “our” refer to Health Revenue Assurance Holdings, Inc. When we refer to “ICD-9” in this prospectus, we are referring to the International Classification of Diseases, 9th Edition, Clinical Modification.  When we refer to “ICD-10” in this prospectus, we are referring to the International Classification of Diseases, 10th Edition, Clinical Modification/Procedure Coding System.

Overview

Health Revenue Assurance Holdings, Inc. is a provider of revenue cycle services to a broad range of healthcare providers. We offer our customers integrated solutions designed around their specific business needs, including revenue cycle data analysis, contract and outsourced coding, billing, coding and compliance audits, coding education, coding consulting, physician coding services and ICD-10 education and transition services. With this approach, our customers benefit from integrated service offerings that we believe enhances their revenue integrity. As a result, we believe we help our customers achieve their business objectives and patient care objectives.

Where You Can Find Us

Our principal executive offices are located at 8551 West Sunrise Blvd., Suite 304, Plantation, FL 33322. Our telephone number is (954) 472-2340 and our fax number is (954) 370-0157. Our website is www.healthrevenue.com.  The information on our website is not incorporated in this prospectus.

THE OFFERING

Securities Offered
54,000,000 shares of Common Stock underlying: (1) 13,500,000 shares of Series A 8% Redeemable Convertible Preferred Stock and (2) warrants to purchase an aggregate of 27,000,000 shares of Common Stock. The Common Stock Underlying, the Series A Preferred Stock and the Warrants are fully vested, exercisable immediately and have no expiration period.

Common stock outstanding before the offering:	54,752,294

Common stock outstanding after the offering:	108,752,294, assuming the Warrants are exercised for cash.

OTCBB Trading Symbol:	HRAA

Use of proceeds:
We are not selling any shares of the common stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of common stock covered by this prospectus.

Risk Factors:	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding liquidity and anticipated effects of the ICD-10 delay. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus. Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following Risk Factors and information on our liquidity beginning on page 27 of this prospectus before deciding whether to invest in our company.  Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition.  If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected.  In such case, the value and marketability of the common stock could decline.

Risks Related to Our Business

Because our financial statements have been prepared on a going concern basis, there is substantial doubt about our ability to continue as a going concern.

We have not been able to generate sufficient cash from operating activities to fund its ongoing operations. The audit opinion for the financial statements contained in this prospectus is qualified on a going concern basis.  There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations. Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities, and upon additional financing. Management believes they can raise the appropriate funds needed to support their business plan and develop an operating company which is cash flow positive. These factors raise substantial doubt about our ability to continue as a going concern.

Due to the recent resignations of our chief executive officer and chief financial officer, we may be hampered in managing our business.

In April 2014, our chief executive officer and our chief financial officer resigned. The Form 10-K filed immediately before these resignations identified these two senior executive officers (together with two other senior executives who remain with us) as key employees “essential to our ability to continue to grow and expand our business” and cautioned about the risk to our business if they left our company. While we have hired interim replacements, our new chief executive officer was identified as one of four key employees (including the two who resigned) and is also senior vice president of our coding business unit. Accordingly, he may not have sufficient time in either capacity. Furthermore, our new chief financial officer does not have experience in or relationships with executives in our industry. These resignations may hamper our ability to manage our business and adversely affect our operating results. We will be further adversely affected if the remaining key employees identified in the Form 10-K were to leave. They have established relationships within the industry in which we operate. If they were to leave us, our growth strategy might be hindered, which could materially affect our business and limit our ability to increase revenue.

As a result of the recent changes in our management, we may have difficulty in recruiting senior executives to replace the departed executives and the delay could adversely affect our operations and financial condition.

Our former chief executive officer had joined us in February 2014 before resigning in mid-April.  This brief tenure together with the resignation of the chief financial officer may deter qualified candidates in joining us as their permanent replacements. Moreover, it is very important that we stabilize our management team so it can focus on growing our business and obtaining the necessary financing. Any continued delay may adversely affect our operations and financial condition.

Because we may need additional capital to fund our operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

Based upon our cash flow deficit in 2013, which is continuing in 2014, and with the disruption in our management team, it is likely we will need to complete a financing this year. Because of the ongoing financial issues in Europe, difficulties which microcap companies have in raising capital, the lack of available credit for companies like us and our stock price, we may be hampered in our ability to raise the necessary working capital. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments will dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock.

We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. If we require additional financing and such financing is not available on reasonable terms or at all, we may have to reduce our marketing efforts and we will have to modify our business plans accordingly.

If we cannot manage our growth effectively, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth.  In order to stem our history of losses, we have to grow and increase our revenue, among other things. If we grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support.  We cannot assure you that our management will be able to manage our growth effectively or successfully.  Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and to effectively prevent fraud. We currently do not maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we have significant requirements for financial reporting and internal controls. We are required to implement, document and test internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will, in the future, be able to successfully implement proper internal control over financial reporting. We cannot assure you that the measures we will take to implement in any area of financial reporting in need of internal controls will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth. If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our common stock.

In order to improve our internal controls and procedures we began to take steps to address and improve these matters. We hired an internal control consultant to assist in the design, implementation, and test of adequate controls. Health Revenue is reviewing the consultant’s report and will seek to implement its recommendations. We have made pivotal progress to mitigate internal control weaknesses; however, we must still complete the process of design-specific control procedures and test their effectiveness, and maintaining sufficient personnel to implement these tasks before we can report that this weakness has been fully remediated.

Our growth is dependent on the willingness of new customers to outsource their coding work to us.

We plan to grow, in part, by capitalizing on perceived market opportunities to provide our services to new customers. These new customers must be willing to outsource functions which may otherwise have been performed within their organizations. Many customers may prefer to remain with their current provider or keep their coding in-house rather than outsource such services to us. Also, as the maintenance of accurate medical records is a critical element of a healthcare provider’s ability to deliver quality care to its patients and to receive proper and timely reimbursement for the services it renders, potential customers may be reluctant to outsource or change providers of such an important function.

Because our largest customers account for a substantial portion of our revenue and profits, and the loss of any of these customers could result in decreased revenue and profits.

Our four largest customers accounted for 60% of our revenue for 2013. Generally, we may lose a customer as a result of a merger or acquisition, contract expiration, the selection of another provider of revenue cycle services, business failure or bankruptcy, or our performance. Our staffing and outsourcing contracts typically require us to maintain specified performance levels with respect to the services that we deliver to our customer, with the result that if we fail to perform at the specified levels, we may be required to pay or credit the customer with amounts specified in the contract. In the event of significant failures to deliver the services at the specified levels, a number of these contracts provide that the customer has the right to terminate the agreement. In addition, some of these contracts provide the customer the right to terminate the contract at the customer’s convenience. The customer’s right to terminate for convenience typically requires the customer to pay us a fee. We may not retain long-term relationships or secure renewals of short-term relationships with our large customers in the future.

If we fail to comply with the various covenants contained in our bank financing documents, we may be in default thereunder, which could limit our ability to fund our operations.

As of December 31, 2013, we had borrowed approximately $859,000 under financing agreements. If we default on any of the financial or operating covenants in any of our agreements evidencing such indebtedness and are unable to obtain an amendment or waiver, the lenders could cause all amounts outstanding under these agreements to be due and payable immediately and, if secured, proceed to foreclose on the collateral securing the indebtedness. Our assets or cash flow may not be sufficient to repay fully the borrowings under our different forms of indebtedness, either upon maturity or if accelerated upon an event of default. A default or potential acceleration could impact our ability to attract and retain customers and could negatively impact trade credit availability and terms, which could have a material adverse effect on our business, financial condition or results of operations.

If we do not accurately estimate the costs of services and the timing of the completion of projects, the gross margins of our contracts may be materially and adversely affected.

The services that we provide, and projects we undertake, pursuant to our contracts are sometimes complex. Our success in accurately estimating the costs of services and the timing of the completion of projects and other initiatives to be provided pursuant to our contracts is critical to our ability to price our contracts with appropriate gross profit margins. While these estimates reflect our best judgment regarding preexisting costs, efficiencies that we will be able to deliver, and resources that will be required for implementation and performance, any increased or unexpected costs, delays or failures to achieve anticipated cost reductions could materially and adversely affect the gross profit margins from these contracts.

Because we often rely on third parties with which we partner, their failure to adequately and/or timely perform their services may result in our losing customers, experiencing harm to our reputation, having to make adverse economic concessions to our customers all of which may adversely affect our future operating results.

Our engagements often require that our services incorporate or coordinate with the services, software or systems of other vendors and service providers. Our ability to deliver our commitments may depend on the effective and timely delivery by these vendors and service providers of their commitments. If these third parties fail to deliver their commitments on time or at all or fail to perform their services in a first rate manner, our ability to perform may be adversely affected, which could have a material adverse effect on our business, revenue, profitability or cash flow. In addition, in some cases, we may be responsible for the performance of other vendors or service providers delivering software, systems or other requirements for our services.

If our service does not meet contractual requirements, our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.

Our contracts with customers generally permit termination in the event our performance is not consistent with service levels specified in those contracts. The ability of our customers to terminate contracts creates an uncertain revenue and profit stream. If customers are not satisfied with our level of performance, our reputation in the industry may suffer, which may also adversely affect our ability to market our services to other customers.

If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.

We operate in an extremely competitive market, and the resources required to meet our customers’ needs changes with market and regulatory changes. In all of our service lines, we frequently compete with companies that have greater financial resources; sales, and marketing capacity; and larger customer bases than we do. Because many of the factors on which we compete are outside of our control, we cannot be sure that we will be successful in the markets in which we compete. If we fail to compete successfully, our business, financial condition, and results of operations will be materially and adversely affected.

Due to the increasingly complex regulatory environment affecting the health care industry, our costs may increase.

Our customers are subject to complex and constantly changing regulatory environments. These regulatory environments change and in ways that cannot be predicted. For example, our customers in the hospital sector have been made subject to increasingly complex and pervasive privacy laws and regulations as well as changes to code sets used by our coders and consultants. These regulations may increase our potential liabilities if our services contribute to a failure by our customers to comply with the regulatory regime and may increase the cost to comply as regulatory requirements increase or change.

If there are future technology innovations in the markets that we serve, we may encounter a loss of customers and revenue which will adversely affect our future operating results and financial condition.

Technology innovations to which our current and potential customers might have access could reduce or eliminate their need for our services. A new or other disruptive technology that reduces or eliminates the use of one or more of our services could negatively impact the need for our services. Our failure to develop, introduce or enhance our services able to compete with new technologies in a timely manner could have an adverse effect on our business, results of operation and financial condition.

Because of delays in implementing a new coding system, our future consulting revenues may be materially and adversely affected.

In January 2009, the United States Department of Health and Human Services, which we refer to as HHS, published a final rule which mandated a change in medical coding in United States health care settings from the current system, International Classification of Diseases, 9th Edition, Clinical Modification, which we refer to as ICD-9, to the International Classification of Diseases, 10th Edition, Clinical Modification/Procedure Coding System, which we refer to as ICD-10.   This rule presented a significant opportunity to us to provide consulting services to healthcare providers. After a regulatory delay, on April 1, 2014, the President signed new legislation delaying the implementation date of ICD-10 until at least October 1, 2015. We cannot be certain whether this delay will reduce consulting opportunities or if ICD-10 will ever be implemented.

If we are not able to offer new and valuable services, we may not remain competitive and our revenue and results of operations may suffer.

Our success depends on providing services that healthcare providers use to improve financial performance. Our competitors are constantly developing products and services that may become more efficient or appealing to our customers. Our services may become obsolete in light of rapidly evolving industry standards, technology and customer needs, including changing regulations and provider reimbursement policies, such as the transition from fee-for-service reimbursement models to value-based payment, bundled payment and episodic care models. Additionally, some healthcare information technology providers have begun to incorporate enhanced revenue cycle management analytical tools and services into their core product and service offerings used by healthcare providers. These developments may adversely impact the demand for our services. We must invest appropriately proportional to our revenue in order to enhance our existing services, maintain or improve our service capability, competence and breadth; and introduce new high-quality services that customers and potential customers will want.

We may experience significant delays in generating, or an inability to generate, revenues if potential customers take a long time to evaluate our services.

Our strategy is to market our strategic outsource services directly to small and medium size healthcare providers, such as small health systems and acute care hospitals; and to increase the breadth of our services utilized by existing customers. The evaluation process is often lengthy and involves significant business risk and business case evaluation and commitment of personnel by these organizations. The use of our services may also be delayed due to an inability or reluctance to change or modify existing procedures or outsource existing functions done internally. Additionally, healthcare providers’ resources may be focused on other mission critical initiatives which could delay their evaluation of our services. If we are unable to sell additional services to existing customers, or enter into and maintain favorable relationships with other similar size healthcare providers, our revenue could grow at a slower rate or even decrease.

If we are not successful in implanting our services for our customers, our future operating results may be adversely affected.

Some of our new-customer engagements are complex and require lengthy and significant work to implement our services. Each customer’s situation may be different, and unanticipated difficulties and delays may arise as a result of failure by us or by the customer to meet respective implementation responsibilities. If the customer implementation process is not executed successfully or if execution is delayed, our relationships with some of our customers, and our results of operations may be adversely impacted. In addition, cancellation of any implementation of our services after it has begun may involve the loss to us of time, effort and resources invested in the cancelled implementation as well as lost opportunity for acquiring other customers over that same period of time. These factors may contribute to substantial fluctuations in our quarterly operating results.

If our services fail to provide accurate information, or if any other element of our services is associated with incorrect, inaccurate or faulty coding, billing, or claims submissions to Medicare or any other third-party payer, we could be liable to customers or the government which could adversely affect our business.

Our services and content were developed based on the laws, regulations and third-party payer rules in existence at the time such content was developed. We may be subject to claims from customers and others under our contracts, the Federal False Claims Act or similar state laws if:

●	we interpret those laws, regulations or rules incorrectly;
●	the laws, regulations or rules materially change at any point after the content was developed; or
●	we fail to provide up-to-date, accurate information; or our services are otherwise associated with incorrect, inaccurate or faulty coding, billing or claims submissions.

The assertion of such claims and ensuing litigation, regardless of its outcome, could result in substantial costs to us, divert management’s attention from operations, damage our reputation and decrease market acceptance of our services. We attempt to limit by contract our liability to customers for damages. We cannot, however, limit liability the government could seek to impose on us under the False Claims Act. Further, the allocations of responsibility and limitations of liability set forth in our contracts may not be enforceable or otherwise protect us from liability for damages.

If we are unable to establish and maintain healthcare strategic alliances, we may be unable to grow our current base business.

Our business strategy includes entering into strategic alliances and affiliations with leading healthcare service and information technology providers. We work closely with our strategic partners to either expand our penetration in certain areas of the revenue cycle operations for hospitals and physician groups, or expand our market capabilities. We may not achieve our objectives through these alliances. Many of these companies have multiple relationships and they may not regard us as significant to their business. These companies may pursue relationships with our competitors or develop or acquire products and services that compete with our products and services. In addition, in many cases, these companies may terminate their relationships with us with little or no notice. If existing alliances are terminated or we are unable to enter into alliances with leading healthcare service and information technology providers, we may be unable to maintain or increase our market presence.

Because our sources of data might restrict our use of or refuse to license data, it could adversely impact our ability to provide certain services.

Some of the data that we may use from time to time may either be purchased or licensed from third parties or may be obtained from our customers for specific engagements. We believe that we have all rights necessary to use the data that is incorporated into our training programs and our services. However, in the future, data providers could withdraw their data from us if:

●	there is a competitive reason to do so;
●	legislation is passed restricting the use of the data; or
●	judicial interpretations are issued restricting use of the data that we currently use in our training programs and services.

Further, we cannot assure you that our licenses for information will allow us to use that information for all potential or contemplated uses. If a substantial number of data providers were to withdraw their data, our ability to provide training and services to our customers could be materially adversely impacted.

Risks Related to Regulatory Matters and Compliance

Because the healthcare industry is highly regulated, any material changes in the political, economic or regulatory healthcare environment that affect the purchasing practices and operations of healthcare organizations, or that lead to consolidation in the healthcare industry, could require us to modify our services or reduce the funds available to providers to purchase our services.

Our business, financial condition and results of operations depend upon conditions affecting the healthcare industry generally and hospitals and health systems particularly. Our ability to grow will depend upon the economic environment of the healthcare industry generally as well as our ability to increase the number of programs and services that we sell to our customers. The healthcare industry is highly regulated and is subject to changing political, economic and regulatory influences. These regulator factors include:

●	The Patient Protection and Affordable Care Act, amended by the Health Care and Education and Reconciliation Act of 2010 which we collectively refer to as the Affordable Care Act;
●
Other federal legislation established a budget process known as sequestration that imposes across-the-board federal spending cuts (with certain exceptions) to meet budget targets. Under this process, a two percent reduction to Medicare provider and plan payments has been in effect since April 1, 2013, and this reduction will continue through 2023 unless additional Congressional action is taken to achieve alternative budget savings or otherwise modify the terms of sequestration;

●	other federal regulations and state regulations;
●	changes in reimbursement policies for healthcare expenses;

●	consolidation in the healthcare industry;
●	litigation; and
●	general economic conditions affect the purchasing practices, operations and the financial health of healthcare organizations.

The Affordable Care Act is a sweeping measure designed to expand access to affordable health insurance, control health care spending, and improve health care quality. The law includes provisions to tie Medicare provider reimbursement to health care quality and incentives; mandatory compliance programs; enhanced transparency disclosure requirements; increased funding and initiatives to address fraud and abuse; and incentives to state Medicaid programs to promote community-based care as an alternative to institutional long-term care services. In addition, the law provides for the establishment of a national voluntary pilot program to bundle Medicare payments for hospital and post-acute services, which could lead to changes in the delivery of health care services. Likewise, many states have adopted or are considering changes in health care policies in part due to state budgetary shortfalls. While many of the provisions of the Affordable Care Act have begun to be implemented, we do not know what long-term effect the federal Affordable Care Act or other future changes to federal or state laws may have on our business. Further, there can be no assurances that sequestration or alternative federal or state budgetary actions will not have an adverse impact on our customers and in turn upon us.

If our customers who operate as not-for profit entities lose their tax-exempt status, those customers would suffer significant adverse tax consequences which, in turn, could adversely impact their ability to purchase products or services from us.

State tax authorities have challenged the tax-exempt status of hospitals and other healthcare facilities claiming such status on the basis that they are operating as charitable and/or religious organizations. The outcome of these cases has been mixed with some facilities retaining their tax-exempt status while others have been denied the ability to continue operating as not-for profit, tax-exempt entities under state law. In addition, many states have removed sales tax exemptions previously available to not-for-profit entities, and both the Internal Revenue Service or the IRS and the United States Congress are investigating the practices of not-for profit hospitals. The Affordable Care Act added new requirements for hospitals operating as charitable organizations, which the IRS is in the process of implementing through regulations. Those facilities denied tax exemptions could be subject to the imposition of tax penalties and assessments which could have a material adverse impact on their cash flow, financial strength and possibly ongoing viability. If the tax exempt status of any of our customers is revoked or compromised by new legislation, regulation, or interpretation of existing legislation or regulation, that customer’s financial health could be adversely affected, which could adversely impact our sales and revenue.

If we fail to comply with federal and state laws governing submission of false or fraudulent claims to government healthcare programs and financial relationships among healthcare providers, we may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs.

We are subject to federal and state laws and regulations designed to protect patients, governmental healthcare programs, and private health plans from fraudulent and abusive activities. These laws include anti-kickback restrictions and laws prohibiting the submission of false or fraudulent claims. These laws are complex and their application to our specific products, services and relationships may not be clear and may be applied to our business in ways that we do not anticipate. Federal and state regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules. From time to time participants in the healthcare industry have received inquiries or subpoenas to produce documents in connection with such activities. We could be required to expend significant time and resources to comply with these requests, and the attention of our management team could be diverted to these efforts. Furthermore, if we are found to be in violation of any federal or state fraud and abuse laws, we could be subject to civil and criminal penalties, and we could be excluded from participating in federal and state healthcare programs such as Medicare and Medicaid. The occurrence of any of these events could significantly harm our business and financial condition.

Provisions in Title XI of the Social Security Act, commonly referred to as the federal Anti-Kickback Statute, prohibit the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in return for the referral of patients or arranging for the referral of patients, or in return for the recommendation, arrangement, purchase, lease or order of items or services that are covered, in whole or in part, by a federal healthcare program such as Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to induce referrals which are applicable to all patients regardless of whether the patient is covered under a governmental health program or private health plan. We attempt to scrutinize our business relationships and activities to comply with the federal anti-kickback statute and similar laws; and we attempt to structure our arrangements in a manner that is consistent with the requirements of applicable safe harbors to these laws. We cannot assure you, however, that our arrangements will be protected by such safe harbors or that such increased enforcement activities will not directly or indirectly have an adverse effect on our business financial condition or results of operations. Any determination by a state or federal agency that any of our activities or those of our vendors or customers violate any of these laws could subject us to civil or criminal penalties; could require us to change or terminate some portions of or operations or business, or could disqualify us from providing services to healthcare providers doing business with government programs; and, thus could have an adverse effect on our business.

Our business, particularly our provision of contract billing and coding services, is also subject to numerous federal and state laws that forbid the submission or “causing the submission” of false or fraudulent information or the failure to disclose information in connection with the submission and payment of claims for reimbursement to Medicare, Medicaid, federal healthcare programs or private health plans. These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. Errors created by our products or services that relate to entry, formatting, preparation or transmission of claim or cost report information may be determined or alleged to be in violation of these laws and regulations. Any failure of our products or services to comply with these laws and regulations could result in substantial civil or criminal liability; could adversely affect demand for our services; could invalidate all or portions of some of our customer contracts; could require us to change or terminate some portions of our business; could require us to refund portions of our services fees; could cause us to be disqualified from serving customers doing business with government payers; and could have an adverse effect on our business.

Because we are subject to federal and state privacy and security laws, these laws may increase the costs of operation and expose us to civil and criminal sanctions.

We must comply with extensive federal and state requirements regarding the use, disclosure, retention and security of patient healthcare information. The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, which we refer to collectively as HIPAA, contain substantial restrictions and requirements with respect to the use and disclosure of individuals’ protected health information. These restrictions and requirements are set forth in the HIPAA Privacy, Security and Breach Notification Rules. The HIPAA Privacy Rule prohibits a covered entity from using or disclosing an individual’s protected health information unless the use or disclosure is subject to the terms of a business associate agreement; is authorized by the individual; or is specifically required or permitted under the Privacy Rule. The Privacy Rule imposes a complex set of requirements on covered entities for complying with this basic standard. Under the HIPAA Security Rule, covered entities must establish administrative, physical and technical safeguards to protect the confidentiality, integrity and availability of electronic protected health information created, received, maintained or transmitted by them or by others on their behalf. The HIPAA Breach Notification Rule requires covered entities to report breaches of unsecured protected health information to affected individuals, the Secretary of Health and Human Services, and, in some circumstances, the media.

Our healthcare provider customers that engage in HIPAA-defined standard electronic transactions, and our own business operations as a healthcare clearinghouse, are directly subject to the HIPAA Privacy, Security and Breach Notification Rules governing “covered entities.” Additionally, because some of our customers are covered entities who disclose protected health information to us so that we may use that information to provide certain consulting or other services to those customers, we are a “business associate” of those customers. In these cases, in order to provide customers with services that involve the use or disclosure of protected health information, the HIPAA Privacy and Security Rules require us to enter into business associate agreements with our customers. Such agreements must, among other things, provide adequate written assurances:

●	as to how we will use and disclose the protected health information;

●	that we will implement reasonable administrative, physical and technical safeguards to protect such information from misuse;

●
that we will enter into agreements with our subcontractors that create, receive, maintain or transmit the information on our behalf that impose the same restrictions and conditions that apply to us with respect to such information;

●	that we will report breaches of unsecured protected health information, security incidents and other inappropriate uses or disclosures of the information; and

●	that we will assist the covered entity with certain of its duties under the Privacy Rule.

Any failure or perceived failure of our products or services to meet HIPAA standards and related regulatory requirements could expose us to certain notification, penalty and/or enforcement risks and could adversely affect demand for our products and services, and force us to expend significant capital, research and development and other resources to modify our products or services to address the privacy and security requirements of our customers and HIPAA.

In addition to our obligations under HIPAA, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical information, and many states have adopted or are considering adopting further legislation in this area, including privacy safeguards, security standards, and data security breach notification requirements. These state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we are required to comply with them as well.

We are unable to predict what changes to HIPAA or other federal or state laws or regulations might be made in the future or how those changes could affect our business or the associated costs of compliance.

Failure by us to comply with any of the federal and state standards regarding patient privacy, identity theft prevention and detection, and data security may subject us to penalties, including civil monetary penalties and in some circumstances, criminal penalties. In addition, such failure may injure our reputation and adversely affect our ability to retain customers and attract new customers.

HIPAA and its implementing regulations also mandate format, data content and provider identifier standards that must be used in certain electronic transactions, such as claims, payment advice and eligibility inquiries. Although our systems are fully capable of transmitting transactions that comply with these requirements, some payers and healthcare clearinghouses with which we conduct business may interpret HIPAA transaction requirements differently than we do or may require us to use legacy formats or include legacy identifiers as they make the transition to full compliance. In cases where payers or healthcare clearinghouses require conformity with their interpretations or require us to accommodate legacy transactions or identifiers as a condition of successful transactions, we attempt to comply with their requirements, but may be subject to enforcement actions as a result.

Risks Related to Our Common Stock

Because the market for our common stock is limited, persons who purchase our common stock may not be able to resell their shares at or above the purchase price paid for them.

Our common stock trades on the OTCBB which is not a liquid market. There is currently only a limited public market for our common stock.  We cannot assure you that an active public market for our common stock will develop or be sustained in the future.  If an active market for our common stock does not develop or is not sustained, the price may continue to decline.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions.  The market price of our common stock on the Bulletin Board has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules.  This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

●	Our failure to increase revenue in each succeeding quarter;

●	Our failure to achieve and maintain profitability;

●	Our failure to meet our revenue and earnings guidance;

●	The loss of customers;

●	The sale of a large amount of common stock by our shareholders;

●	Our announcement of a pending or completed acquisition or our failure to complete a proposed acquisition;

●	Adverse court rulings or regulatory actions;

●	New federal or state regulations;

●	Our failure to meet financial analysts’ performance expectations;

●	Changes in earnings estimates and recommendations by financial analysts;

●	Changes in market valuations of similar companies;

●	Short selling activities;

●	Our announcement of any financing which is dilutive to our shareholders;

●	Our announcement of a change in the direction of our business;

●	Announcements by us, or our competitors, of significant contracts, acquisitions, commercial relationships; or

●	joint ventures or capital commitments;

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted.  A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor.  The absence of such coverage limits the likelihood that an active market will develop for our common stock.  It may also make it more difficult for us to attract new investors at times when we acquire additional capital.

Because we have not paid dividends in the past and do not expect to pay dividends in the future, any return on investment may be limited to the value of our stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of our common stock. We plan to retain any future earning to finance growth.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the Selling Security Holders. However, we received an aggregate of $5,400,000 from the sale of the Series A Preferred Stock and Warrants to the Selling Security Holders pursuant to the Securities Purchase Agreement. The net proceeds to Health Revenue after commissions, professional fees, payoff of promissory notes and payment of shareholder loans was $4,322,000. We intend to use the net proceeds for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, or the Board, in its good faith deem to be in the best interest of Health Revenue. Health Revenue has agreed to bear the expenses relating to the registration statement for the shares underlying the Series A Preferred Stock and Warrants issued to the Selling Security Holders.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock underlying the Series A Preferred Stock and the Warrants are converted or exercised is determined based on the exercise price in the Securities Purchase Agreement between Health Revenue and the Selling Security Holders, as entered into November 12, 2013.

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the Selling Security Holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The Common Stock underlying the Series A Preferred Stock and Warrants in the amount of 54,000,000 shares to be registered in this prospectus have no effect on the dilution of the existing common shares outstanding until they are converted and/or exercised. On a fully diluted basis, (excluding any other diluted warrants or option not considered part of this transaction), assuming all 54,000,000 shares of Common Stock and Warrants are exercised, the current shares of common stock outstanding will be diluted by approximately 100%.

SELLING SECURITY HOLDERS

The common shares being offered for resale by the six Selling Security Holders consist of 54,000,000 shares of common stock consisting of: (1) 27,000,000 shares of common stock issuable upon conversion of Series A Preferred stock, and (2) 27,000,000 shares of our common stock issuable upon exercise of Warrants, issued to the six Selling Security Holders pursuant to the Stock Purchase Agreement dated November 12, 2013.

The following table sets forth the names of the Selling Security Holders, the number of shares of common stock beneficially owned by each of the Selling Security Holders as of April 29, 2014 and the number of shares of common stock being offered by the Selling Security Holders. The shares being offered hereby are being registered to permit public secondary trading, and the Selling Security Holders may offer all or part of the shares for resale from time to time. However, the Selling Security Holders are under no obligation to sell all or any portion of such shares nor are the Selling Security Holders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the Selling Security Holders.

	Common Stock
	Prior to the offering			After the offering
Selling Security Holder (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Common Stock (3)	Shares being offered	Number of Shares of common Stock Beneficially Owned	Percentage of Common Stock

Biomedical Value Fund, L.P.	23,057,648	29.63%	23,057,648	0	0%

Biomedical Institutional Value Fund, L.P.	6,020,924	9.91%	6,020,924	0	0%

Biomedical Offshore Value Fund, Ltd.	13,290,920	19.53%	13,290,920	0	0%

Ws Investments Ii, LLC	1,414,520	2.25%	1,414,520	0	0%

David J. Morrison	392,924	0.71%	392,924	0	0%

Class D Series Of Gef-Ps, L.P.	9,823,064	15.21%	9,823,064	0	0%

Total	54,000,000	49.65%	54,000,000	0	0%

(1)
On November 12, 2013, Health Revenue entered into a Stock Purchase Agreement with certain funds and accounts (listed above) as to which Great Point Partners, LLC acts as an investment manager. Unless listed otherwise, the address and principal business office of each Selling Security Holders is 165 Mason Street, 3rd Floor Greenwich, CT. 06830. Attention Managing Director

(2)
Pursuant to the Securities Purchase Agreement, Health Revenue issued to the Selling Security Holders an aggregate of: (1) 13,500,000 shares of its new Series A 8% Preferred Stock which converts into 27,000,000 shares of Common Stock on a 2 for 1 basis, and (2) warrants to purchase 27,000,000 shares of Common Stock. The Series A Common Shares and the Warrant Shares combine for 54,000,000 shares allocated between the six investment funds and accounts listed above and are hereby being registered as required by the Purchaser in the Securities Purchase Agreement.

(3)
Beneficial ownership percentage is determined under the rules of the SEC and includes investment power with respect to common stock. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after April 29, 2014. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

To our knowledge, none of the Selling Security Holders or their beneficial owners:

●	has had a material relationship with us other than as a shareholder at any time within the past three years; or
●	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates; or
●	are broker-dealers or affiliated with broker-dealers.

PLAN OF DISTRIBUTION

This prospectus is to be used by the Selling Security Holders in connection with a potential resale by certain seller security holders of up to an aggregate of 54,000,000 shares of the registrant’s Common Stock issuable upon the conversion of 13,500,000 shares of Series A Preferred Stock and exercise of Warrants to purchase 27,000,000 shares of Common Stock, issuable upon the effectiveness of this registration statement.

Each Selling Security Holder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Security Holder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the common stock or interests therein, the Selling Security Holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Security Holders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Security Holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Security Holder has informed Health Revenue that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because Selling Security Holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. The Selling Security Holders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Security Holders.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Security Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Security Holders or any other person. We will make copies of this prospectus available to the Selling Security Holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Authorized Capital and Preferred Stock

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share and 25,000,000 shares of preferred stock, par value $0.001 per share. As of April 29, 2014, there were 54,752,294 shares of common stock and 13,500,000 of Series A Preferred Stock outstanding.

Common Stock

The following is a summary of the material rights and restrictions associated with our common stock.

The holders of our common stock currently have: (i) equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board; (ii) are entitled to share ratably in all of the assets of Health Revenue available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of Health Revenue; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stock holders may vote. Please refer to Health Revenue’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of Health Revenue’s securities.

Preferred Stock

On October 17, 2013, Health Revenue amended its Articles of Incorporation to create a new class of stock by the authorization of 25,000,000 preferred shares of stock. Please refer to Health Revenue’s Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of Health Revenue’s securities.

Series A 8% Redeemable Convertible Preferred Stock

On November 12, 2013, Health Revenue filed a certificate of Certificate of Designation of Preferences, Rights and Limitations of Series A Preferred Stock, or the Certificate of Designation. A total of 13,500,000 shares of Series A Preferred Stock have been authorized for issuance under the Certificate Of Designation. The shares of Series A Preferred Stock have a stated value of $0.40 per share and are initially convertible into 27,000,000 shares of Common Stock at a price of $0.20 per share (subject to adjustment as provided in the Certificate of Designation).

Under the Certificate of Designation, the holders of the Series A Preferred Stock have the following rights, preferences and privileges:

The Series A Preferred Stock may, at the option of the holder, be converted at any time or from time to time into fully paid and non-assessable shares of Common Stock at the conversion price in effect at the time of conversion;  provided , that a holder of Series A Preferred Stock may at any given time convert only up to that number of shares of Series A Preferred Stock so that, upon conversion, the aggregate beneficial ownership of Health Revenue’s Common Stock (calculated pursuant to Rule 13d-3 of the Securities Exchange Act) of such holder and all persons affiliated with such Purchaser, is not more than 9.985% of Health Revenue’s Common Stock then outstanding. The number of shares into which one share of Series A Preferred Stock shall be convertible is determined by dividing the stated value of $0.40 per share plus the amount of any accrued and unpaid dividends thereon, or the Stated Value, by the initial Conversion Price. The “Conversion Price” per share for the Series A Preferred Stock is initially equal to $0.20 (subject to appropriate adjustment for certain events, including stock splits, stock dividends, combinations, recapitalizations or other recapitalizations affecting the Series A Preferred Stock).

Shares of the Series A Preferred Stock shall receive dividends at an annual rate equal to 8% of the Stated Value per share for each of the then outstanding shares of Series A Preferred Stock. In the event of a liquidation, the Series A Preferred Stock is also entitled to a liquidation preference equal to the greater of: (i) the Stated Value in respect of such Series A Preferred Stock and (ii) an amount equal to the amount which the holder of Series A Preferred Stock would be entitled had the Series A Preferred Stock been converted to common stock immediately prior to such liquidation.

Except as otherwise required by law, the holders of shares of Series A Preferred Stock shall vote on an as-if-converted-to-Common-Stock basis with the Common Stock and shall not vote separately as a class. However, as long as any shares of Series A Preferred Stock are outstanding, Health Revenue shall not, without the prior written consent of at least sixty-seven percent (67%) of the then outstanding Series A Preferred Stock: (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Certificate of Designation, (b) offer or sell following the date hereof any preferred stock of Health Revenue or any security convertible into or exercisable for preferred stock of Health Revenue, (c) permit any subsidiary of Health Revenue to offer or sell following the date hereof any capital stock of such subsidiary, (d) create, incur, issue, assume, guaranty or suffer to exist, or permit any subsidiary of Health Revenue to create, incur, issue, assume guaranty or suffer to exist, any indebtedness other than trade debt and capital lease obligation incurred in the ordinary course of business, (e) declare or pay dividends on, or make distributions with respect to, any capital stock of Health Revenue, (f) effect a stock split or reverse stock split of the Series A Preferred Stock or any like event, (g) directly or indirectly redeem, purchase or acquire, or make a liquidation payment with respect to, or pay or make available monies for a sinking fund for the redemption of, any Common Stock or other Junior Securities, (h) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (i) enter into any Fundamental Transaction or (j) enter into any agreement with respect to any of the foregoing.

At any time following the forty-eighth month following the issuance of the Series A Preferred Stock, at the option of the holder, each share of Series A Preferred Stock shall be redeemable for an amount equal to the Stated Value plus accrued but unpaid dividends, whether declared or not.

Warrants

As of April 28, 2014, Health Revenue had issued 29,940,000 warrants outstanding with exercise prices ranging from $0.20 and $0.30 per share.

On November 12, 2013, Health Revenue entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain funds and accounts as to which Great Point Partners, LLC acts as an investment manager, in which Health Revenue issued the following to the purchasers: (i) 13,500,000 shares of Series A Preferred Stock; and (ii) Warrants to purchase an aggregate of 27,000,000 shares of Common Stock for an exercise price of $0.30 per share.

Each Warrant entitles the Investor to purchase the number of shares into which such Purchaser’s Series A Preferred Stock is initially convertible. The Warrants are exercisable in whole or in part, at an initial exercise price per share of $0.30 (subject to adjustment), or the Exercise Price, and may be exercised in a cashless exercise. The Exercise Price and number of shares of Common Stock issuable under the Warrants are subject to adjustments for stock dividends, splits, combinations, subsequent rights offerings, pro rata distributions and similar events. Additionally, for the first two years following the issuance of the Warrant, at any time that Health Revenue issues any common stock at a price less than the Exercise Price, the Exercise Price shall then be reduced to that lower issuance price. After the second anniversary of the Warrant, if Health Revenue issues any common stock at a price less than the Exercise Price, the Exercise Price shall then be reduced on a weighted average calculation. Any adjustment to the Exercise Price shall similarly cause the number of warrant shares to be adjusted proportionately so that the total value of the Warrants shall remain the same. In the case of certain fundamental transactions affecting Health Revenue, the holders of the Warrants will have the right to elect a cash payment in exchange for the then outstanding warrants in an amount equal to the Black-Scholes value of those warrants.

Anti-takeover Provisions

Our authorized but unissued shares of common and preferred stock are available for future issuance without shareholder approval.  These additional shares may be used for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Our Bylaws provide that special meetings of stockholders may be called only by the Chairman of the Board, the President, or a majority of the Board and that the business transacted at all special meetings will be confined to the purpose or purposes stated in the notice of the meeting. As a result, any stockholder wishing to submit any matter to a stockholder vote (other than submitting a nominee for director in accordance with the process provided in our bylaws) may do so only at the annual meeting, which could have the effect of delaying, deferring or preventing a change in control that might be in the best interests of our stockholders. In addition, under the terms of our Articles of Incorporation, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could delay, defer or prevent a change in control. However, under the terms of our Series A Preferred Stock, we are currently unable to issue additional preferred stock without first obtaining the approval of 67% of our Series A Preferred Stockholders.

Anti-takeover Effects of Nevada Law

We are subject to the Nevada Combination with Interested Stockholders Statute, which is an anti-takeover law. In general, the statute prohibits a publicly-held Nevada corporation from engaging in a business combination with an interested shareholder for a period of three years following the date that the person became an interested shareholder, unless the business combination or the transaction in which the person became an interested shareholder is approved in a prescribed manner.  Generally, a business combination includes a merger or consolidation with an interested shareholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested shareholder having (i) the direct or indirect beneficial owner of 10% or more of outstanding voting stock of a Nevada corporation; or (ii) an affiliate or associate of a Nevada corporation who, at any time within three years, was the direct or indirect owner of 10% or more the corporation’s outstanding voting stock.  An interested shareholder cannot engage in specified business combinations with the corporation for a period of three years after the date on which the person became an interested shareholder.  Our Articles and Bylaws do not exempt Health Revenue from this statute.

The Nevada Statutes contain a provision governing the acquisition of a controlling interest (20% or more of the outstanding voting shares) of a Nevada corporation.  The Nevada Statutes provide that a person or entity acquires “control shares” whenever it acquires shares that, but for the operation of the statute, would bring its voting power within any of the following three ranges: (i) 20 to 33 1/3%, (ii) 33 1/3 to 50%, or (iii) more than 50%.  Any such acquirer may be denied voting rights with respect to the “control shares”, unless a majority of the disinterested shareholders of the corporation elects to restore such voting rights in whole or in part.  Our Articles and Bylaws do not exempt our common stock from this statute.

The provisions of the control share statute may discourage companies or persons interested in acquiring a significant interest in or control of our Company, regardless of whether such acquisition may be in the best interest of our shareholders.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being offered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

EXPERTS

The consolidated financial statements as of December 31, 2013 and 2012 included in this prospectus and the registration statement have been audited by Salberg & Company, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida.

DESCRIPTION OF BUSINESS

Company Overview

Health Revenue Assurance Holdings, Inc. is a provider of revenue cycle services to a broad range of healthcare providers. We offer our customers integrated solutions designed around their specific business needs, including revenue cycle data analysis, contract and outsourced coding, billing, coding and compliance audits, coding education, coding consulting, physician coding services and ICD-10 education and transition services. With this approach, our customers benefit from integrated service offerings that we believe enhances their revenue integrity. As a result, we believe we help our customers achieve their business objectives and patient care objectives.

Corporate History

Health Revenue Assurance Holdings, Inc., formerly known as Anvex International, Inc., was formed as a Nevada corporation on December 13, 2010.

On February 10, 2012, Health Revenue entered into an Agreement and Plan of Merger and Reorganization, or the Merger Agreement with Health Revenue Acquisition Corp., a Nevada corporation and its wholly-owned subsidiary, or the Acquisition Sub, and HRAA, pursuant to which Acquisition Sub was merged with and into HRAA, and HRAA, as the surviving corporation, became a wholly-owned subsidiary of Health Revenue, or the HRAA Merger. Before the entry into the Merger Agreement, no material relationship existed between Health Revenue and the Acquisition Sub or HRAA.

Prior to the closing of the Merger, Health Revenue transferred all of its operating assets and liabilities to Anvex Split Corp., a Nevada corporation, or the Split-Off Subsidiary, and contemporaneously with the closing of the Merger, Health Revenue sold all of the outstanding capital stock of the Split-Off Subsidiary to Anna Vechera, its former sole officer, director and stockholder.

Recent Developments

Certain significant items or events must be considered to better understand differences in our results of operations from period to period. We believe that the following items have had a material impact on our results of operations for the periods discussed below or may have a material impact on our results of operations in future periods.

ICD-10 Transition

In the short term, the main focus of our business will be with respect to the ICD-10 coding transition. In that regard, our potential clients are all hospitals and medical providers, which currently maintain coding personnel in some form that are primarily responsible for seeking reimbursement for patients’ procedures. The current system in place that drives the appropriate medical codes from hospitals/medical facilities to insurance companies is called ICD-9, which was implemented over 30 years ago.

In the short term, the main focus of our business will be with respect to the ICD-10 coding transition. In that regard, our potential clients are all hospitals and medical providers, which currently maintain coding personnel in some form that are primarily responsible for seeking reimbursement for patients’ procedures. The current system in place that drives the appropriate medical codes from hospitals/medical facilities to insurance companies is called ICD-9, which was implemented over 30 years ago.

In January 2009, HHS published a final rule which mandated a change in medical coding in United States health care settings from the current system, ICD-9, to ICD-10. The new, mandated version would expand the number of codes from 24,000 to 155,000, making it more precise and descriptive and more accurately describing the diagnoses and inpatient procedures of care delivered. The transition to ICD-10 requires significant business and systems changes throughout the health care industry and impacts both business and clinical processes. Compliance with this ruling was to be achieved by October 1, 2013.

In 2012, HHS announced the release of a rule that made final a one-year proposed delay—from October 1, 2013 to October 1, 2014 — in the compliance date for the transition to ICD-10 codes.  On April 1, 2014, the President signed into law legislation delaying the implementation date of ICD-10- until at least October 1, 2015.

We believe the impacts to the ICD-10 delay will have minimal impacts on our near term coding staffing and consulting services and do not affect our ability to acquire long term coding outsourcing service contracts.

Securities Purchase Agreement

On November 12, 2013, Health Revenue entered into a Securities Purchase Agreement with certain investors named therein for an aggregate of $5,400,000. Pursuant to the Securities Purchase Agreement, Health Revenue issued the following to the Purchasers: (i) 13,500,000 shares of its Series A Preferred Stock and (ii) Warrants to purchase an aggregate of 27,000,000 shares of common stock for an exercise price of $0.30 per share. The Series A Preferred Stock is convertible into common stock on a 2 for 1 basis and is redeemable by Health Revenue, at the option of the investor, 48 months from November 12, 2013 at the stated value of $0.40 per share or a total of $5,400,000 plus accumulated but unpaid dividends, whether declared or not. Health Revenue also issued 1,890,000 warrants as a fee to the placement agent at an exercise price of $0.30 per share.

Our Services

We provide the following categories of services to our customers either on a standalone basis or bundled within a comprehensive solution. Depending on a customer’s needs, we offer a mix of the following services as part of our solutions:

●	Coding services

●	Coding consulting services

●	Education services

Coding Services

Coding services can be performed under short term or multi-year contracts in which we assume operational responsibility for various aspects of our customers’ coding operations, including departmental or physician specialty coding, staff augmentation, or full outsource of a hospital or physician group coding operation. In the outsource contracts we typically hire part or all of the customer’s coding staff that supported these functions prior to the transition of services. We then apply our coding expertise and operating methodologies and utilize technology to increase the efficiency of the operations, which usually results in increased coding quality at a lower cost.

Coding Consulting Services

Coding consulting services are typically performed under short term contracts in which we conduct billing and coding audits. In connection with such audits, we collect and analyze the clients’ clinical documentation, the coding applied, reimbursements and provide recommendations for improvement.

•
Billing and Coding Audits – We apply proven audit techniques to the review of medical records and revenue cycle operations.  We assess all components of the medical record to include operative reports, nurses’ & doctors’ notes, records, and other ancillary tests and orders.  Our methodology enhances our ability to identify procedures and diagnoses that may not be documented by the medical staff.  The information derived these reviews enables our customers to analyze medical staff documentation and review the coding accuracy that drives reimbursements and contributes to resource utilization.  In addition, the results provide a baseline for follow-on assessments enabling continuous improvement and customized coding and compliance training for departmental staff.

•	Consulting – Our consultants assist our customers keep pace with industry and regulatory changes, including consulting in health information management and revenue integrity.

Education Services

We offer various training and educational solutions to our customers including on-site training, coding boot camps, workshops, video training, and on demand webinars.

Our Contracts

Our contracts include services priced using a variety of pricing mechanisms. In determining how to price our services, we consider the delivery, credit and pricing risk of a business relationship.  Depending on a customer’s business requirements and the pricing structure of the contract, the amount of profit generated from a contract can vary significantly during a contract’s term. Fixed- or unit-priced contracts, or an outsourcing services contract will typically produce less profit at the beginning of the contract with significantly more profit being generated as efficiencies are realized later in the term. Time and materials contracts are where our billings are based on measurements such as hours, days or months and an agreed upon rate. In some cases, the rate the customer pays for a unit of time can vary over the term of contract, which may result in the customer realizing immediate savings at the beginning of a contract.

Our Significant Customers

Sales to four hospital customers represented approximately 60% of our revenues for the year ended December 31, 2013.  We have direct relationships with the individual hospitals and the health systems.

Hospital Customer A	42.0%
Hospital Customer B	6.0%
Hospital Customer C	6.0%
Hospital Customer D	6.0%
Total	60.0%

Sales to thirteen hospitals were approximately 89% of our revenues for the year ended December 31, 2012.

Five and four vendors represented approximately 56% and 67% of our outstanding accounts payable balance as of December 31, 2013 and December 31, 2012, respectively.

Four and one customers represented approximately 64% and 62% of our accounts receivable as of December 31, 2013 and December 31, 2012, respectively.

Our People

The markets for medical coding and billing personnel and consulting professionals are intensely competitive. A key part of our business strategy is the hiring, training, and retaining of highly motivated personnel with strong character, above average competence and leadership traits. We believe that employing people with such traits is — and will continue to be — an integral factor in differentiating us from our competitors in the revenue cycle industry. In seeking such employees, we screen candidates for employment through a rigorous interview process, skills testing and other profiling to ensure both a cultural/role fit and demonstrable skills. We continue to mature our various compensation programs to remain competitive for talented people resources.

Competition

We operate in an extremely competitive market, and the resources required to meet our customers’ needs changes with their competitive and regulatory landscape. In each of our service lines we frequently compete with companies that have greater financial resources; more sales, and marketing capacity; and larger customer bases than we do. Because many of the factors on which we compete, as discussed below, are outside of our control, we cannot be sure that we will be successful in the markets in which we compete. If we fail to compete successfully, our business, financial condition, and results of operations will be materially and adversely affected.

Competitors

We compete with a number of different revenue cycle service providers depending upon the region, and/or market we are addressing. Some of our competitors include: Precyse Solutions, LLC., KForce, Inc., VersoGenics, Inc. (d/b/a Comforce), Trust Healthcare Consulting Services, LLC, Parallon Business Solutions, Conifer Health Solutions, Inc., Kiwi Technologies, Inc., The Advisory Board Company, DocuCoders, LLC, Reimbursement Management Consultants, Inc., Optum, Inc., MedAssets Inc., Healthcare Cost Solutions, Inc., and Aviacode Incorporated. As we enter new markets or new service lines in the healthcare revenue cycle, we expect to encounter additional competitors. We also frequently compete with our customers’ own internal revenue cycle capability, which may constitute a fixed cost for our customer.

How We Compete

We compete on the basis of a number of factors, including the attractiveness and focused professional services that we offer, pricing, brand recognition, utilization of technology, industry expertise, and quality and reliability of service. Our consulting practice also competes on our tools, process methodologies and our past successes in executing assignments. For hospitals and physician groups, we frequently compete in an environment of declining budgets and reimbursements, which creates pressure to lower our prices. In addition, the market for coding services is affected by an undersupply of coding talent, which results in upward cost pressure on our services. All of these factors may increase pricing and profit pressure on us.

Marketing

We utilize the following sales and marketing methods to reach our target markets:

Direct Sales – We sell direct to targeted hospitals and physician groups with a focus on small hospital systems, independent community hospitals and medium to large physician groups.

Local, Federal and State Industry Associations – We actively participate in several medical association events and our subject matter experts are published and/or speak at their events.

Trade Shows and Conferences – We exhibit at select trade shows and industry conferences across the United States, which provide access to clients, prospects and aid our talent recruitment.

Internet Marketing & E-commerce Strategy – We utilize Internet marketing methods to increase the brand name by search engine optimization, mining and partner links.

Public Relations and Branding –We actively communicate our brand and position on matters important to our business through press releases and our website.

Subsidiaries

Following the Merger, HRAA became our wholly-owned subsidiary.

Dream Reachers, LLC, a Florida limited liability company, or Dream Reachers, owns an office utilized by Health Revenue for employees and training and is the borrower on a loan related to that office. Dream Reachers does not engage in the real estate rental business. Its office is occupied by Health Revenue at no cost and Health Revenue pays the related mortgage’s principal and interest, taxes and maintenance. Dream Reachers is a wholly-owned subsidiary of Health Revenue.

Regulatory Matters/Compliance

The healthcare industry is highly regulated and is subject to changing political, legislative, regulatory and other influences. Existing and new federal and state laws and regulations affecting the healthcare industry could create unexpected liabilities for us, could cause us or our clients to incur additional costs and could restrict our or our client’s operations. Many healthcare laws are complex and their application to us, our clients or the specific services and relationships we have with our clients are not always clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the comprehensive products and revenue cycle management solutions that we provide, and these laws and regulations may be applied to our products and services in ways that we do not anticipate. Our failure to accurately anticipate the application of these laws and regulations, or our other failure to comply, could create liability for us, result in adverse publicity and negatively affect our business. See Part I, Item 1A. “Risk Factors” for more information regarding the impact of government regulation on Health Revenue.

Intellectual Property

APC AuditPro™ is our registered trademark.

Research and Development

For the calendar year ended December 31, 2013 and December 31, 2012, Health Revenue spent $0 and $64,386, respectively, on research and development expenses. None of these costs were borne directly by customers. There was no cost associated with compliance of environmental laws. Cumulative software development costs previously capitalized were charged to operations as an impairment expense in an amount totaling $946,931 as of September 30, 2013.

Employees

As of April 28, 2014, we had 98 employees, of these employees, 83 were full-time employees. None of these employees are represented by collective bargaining agreements and Health Revenue considers it relations with its employees to be good.

Corporation Information

Our principal executive offices are located at 8551 West Sunrise Blvd., Unit 304, Plantation, FL 33322. Our telephone number is (954) 472-2340 and our fax number is (954) 370-0157. Our website is www.healthrevenue.com.  The information contained on our website is not incorporated herein.

Other Information

News and information about us and our wholly-owned subsidiary is available on and/or may be accessed through our website, www.healthrevenue.com. In addition to news and other information about us, we have provided access through this site to our filings with the Securities and Exchange Commission (“SEC”) as soon as reasonably practicable after we file or furnish them electronically. Information on our website does not constitute part of and is not incorporated by reference into this Registration Statement on Form S-1/A or any other report we file or furnish with the SEC. You may also read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

DESCRIPTION OF PROPERTY

Health Revenue’s corporate headquarters is located at 8551 West Sunrise Boulevard, Unit 304, Plantation, Florida 33322, and is owned by Health Revenue's subsidiary, Dream Reachers. There is a mortgage on the property in the original principal amount of $192,500.

Health Revenue also currently leases 3,293 square feet of office space located at 8551 West Sunrise Boulevard, Unit 305, Plantation, Florida 33322, pursuant to a commercial lease agreement dated September 1, 2011. This property is located adjacent to Health Revenue's corporate headquarters and is used by Health Revenue for employees and training. The lease term is one year with five successive one-year renewal options. Health Revenue is required to enter into a new lease with the landlord for each renewal term. On September 1, 2013, the lease was renewed for one year with a fixed payment of approximately $5,800 per month.

LEGAL PROCEEDINGS

From time to time, we become involved in legal proceedings arising in the ordinary course of our business. We are not presently involved in any pending legal proceedings, the outcome of which, if determined adversely to us, would have a material adverse effect on our business, operating results or financial condition.

MARKET FOR COMMON   EQUITY AND RELATED SHAREHOLDER MATTERS

Our common stock has been quoted on the OTCBB since July 2012 under the symbol “HRAA.” The OTCBB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. An OTCBB equity security generally is any equity that is not listed or traded on a national securities exchange. The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCBB quotation service. These bid prices represent prices quoted by broker-dealers on the OTCBB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. On April 29, 2014, the last reported bid price of our common stock was $0.08 per share. The following table presents the high and low sales price for our common stock for the periods indicated:

	Fiscal 2014
	High	Low

First Quarter (January 1 - March 31)	$0.29	$0.18
Second Quarter (April 1 through April 23)	$0.20	$0.07

	Fiscal 2013
	High	Low

First Quarter (January 1 - March 31)	$0.52	$0.25
Second Quarter (April 1 - June 30)	$0.62	$0.25
Third Quarter (July 1 - September 30)	$0.52	$0.20
Fourth Quarter (October 1 - December 31)	$0.30	$0.11

	Fiscal 2012
	High	Low

Third Quarter (July 12 - September 30)	$0.40	$0.15
Fourth Quarter (October 1 - December 31)	$0.35	$0.10

HOLDERS

The approximate number of holders of record of our common stock as of April 28, 2014 was 84 including those brokerage firms and/or clearing houses holding shares of common stock for their clientele (with each such brokerage house and/or clearing house being considered as one holder). As of April 28, 2014, we had 54,752,294 shares of common stock outstanding.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock. We do not intend to declare dividends in the foreseeable future because we anticipate that we will reinvest any future earnings into the development and growth of our business. Any decision as to the future payment of dividends will depend on our results of operations and financial position and such other factors as our Board in its discretion deems relevant.

TRANSFER AGENT  AND REGISTRAR

The transfer agent for our common stock is Vstock Transfer, LLC at 77 Spruce Street, Suite 201, Cedarhurst, NY 11516, and its telephone number is (212) 828-8436.

MANAGEMENT ’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of Health Revenue for the fiscal years ended December 31, 2013 and 2012 should be read in conjunction with Health Revenue’s financial statements, and the notes to those financial statements that are included elsewhere in this filing. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those contained in the Risk Factors in this prospectus beginning at page 3. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “on going,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

Health Revenue is a provider of revenue cycle services to a broad range of healthcare providers. We offer our customers integrated solutions designed around their specific business needs, including revenue cycle data analysis, contract and outsourced coding, billing, coding and compliance audits, coding education, coding consulting, physician coding services and ICD-10 education and transition services. With this approach, our customers benefit from integrated service offerings that we believe enhances their revenue integrity. As a result, we believe we help our customers achieve their business objectives and patient care objectives.

Recent Developments

Certain significant items or events must be considered to better understand differences in our results of operations from period to period. We believe that the following items have had a material impact on our results of operations for the periods discussed below or may have a material impact on our results of operations in future periods.

ICD-10 Transition

In the short term, the main focus of our business will be with respect to the ICD-10 coding transition. In that regard, our potential clients are all hospitals and medical providers, which currently maintain coding personnel in some form that are primarily responsible for seeking reimbursement for patients’ procedures. The current system in place that drives the appropriate medical codes from hospitals/medical facilities to insurance companies is called ICD-9, which was implemented over 30 years ago.  Presently, ICD-10 is scheduled to take effect on October 1, 2015 as a result of April 2014 legislation, although that date could be extended by further legislation or by the HHS.

We believe the impacts to the ICD-10 delay will have minimal impacts on our near term coding staffing and consulting services and do not affect our ability to acquire long term coding outsourcing service contracts.  However, our customers may anticipate further delays and thereby delay their engaging us for consulting services.

Year ended December 31, 2013 compared to the year ended December 31, 2012

Results of Operations

The following table presents a summary of operating information for the year ended December 31, 2013 and 2012:

	For the years ended
	December 31, 2013	December 31, 2012	Increase/ (Decrease) $	Increase/ (Decrease) %
Revenue	$7,099,514	$5,806,848	$1,292,666	22.26%
Revenue – Related Party	211,239	-	211,239	100.00%
Total Revenue	7,310,753	5,806,848	1,503,905	25.90%
Costs of Revenues	4,061,644	2,830,008	1,231,636	43.52%
Gross profit	3,249,109	2,976,840	272,269	9.15%

Selling and administrative expenses	7,016,533	3,853,820	3,162,713	82.07%
Research and development expenses	-	64,386	(64,386)	(100.00)%
Asset impairment	946,931	-	946,931	100.00%
Depreciation and amortization	83,900	50,765	33,135	65.27%
Total operating expenses	8,047,364	3,968,971	4,078,393	102.76%
Operating income (loss)	(4,798,255)	(992,131)	(3,806,124)	383.63%
Other expense, net	(674,985)	(465,339)	(209,646)	45.05%
Net Income (loss)	$(5,473,240)	$(1,457,470)	$(4,015,770)	275.53%
Cumulative preferred stock dividend	(60,000)	-	(60,000)	100%
Deemed dividend for beneficial conversion feature of preferred stock	(2,634,185)	-	(2,634,185)	100%
Net Income (loss) available to common stockholders	$(8,167,425)	$(1,457,470)	$(6,709,955)	460%

Revenue:

Revenue increased by $1,503,905 or approximately 26%, from $5,806,848 for the year ended December 31, 2012 to $7,310,753 for the year ended December 31, 2013. The increase was due primarily to increased revenue generated as a result of the growing business development and marketing efforts by Health Revenue.

Cost of Revenues:

Cost of revenues increased by $1,231,636 or approximately 44%, from $2,830,008 for the year ended December 31, 2012 to $4,061,644 for the year ended December 31, 2013. The increase was due primarily to additional personnel and related training costs associated with the build-up of Health Revenue’s audit and coding service provider personnel required to service the anticipated increase in service contracts in future periods.

Gross profit:

Gross profit increased by $272,269, or approximately 9%, from $2,976,840 for the year ended December 31, 2012 to $3,249,109 for the year ended December 31, 2013. The increase in gross profit was primarily attributable to increase in business experienced during the year.

Selling and Administrative Expenses:

Selling and administrative expenses were $7,016,533 for the year ended December 31, 2013, an increase of $3,162,713 or approximately 82%, from $3,853,820 for the year ended December 31, 2012. The change in the 2013 period compared to the 2012 period was primarily due to:

●
Personnel costs have increased by approximately $1,895,000 or 91%, from approximately $2,075,000 for the year ended December 31, 2012 to approximately $3,970,000 for the year ended December 31, 2013. The increase is due primarily to increased compensation and related expenses associated with the build-up of Health Revenue’s management, sales and administrative staff in anticipation of growth in business volume.

●
Travel/business development has decreased by approximately $97,000 or approximately 23%, from approximately $429,000 for the year ended December 31, 2012 to approximately $332,000 for the year ended December 31, 2013.

●
Professional fees have increased from approximately $395,000 for the year ended December 31, 2012 to approximately $1,218,000 for the year ended December 31, 2013, an increase of $823,000, or approximately 208%. This increase is attributable to legal, audit, consulting, investor and public relations, and accounting services provided in connection with expenses associated with financial reporting matters.

●
The remainder of the increase in selling and administrative expenses is related to costs associated to Health Revenue’s business development such as marketing, communications, trade shows and seminars.

Research and Development Expenses:

We had no research and development expenses for the year ended December 31, 2013, a decrease of $64,386 or 100%, for the year ended December 31, 2012. The decrease is due to a significant reduction in the technology department personnel and information technology research projects. Health Revenue lacked the available financial resources to invest in research and development.

Asset Impairment:

At the end of September 2013, Health Revenue re-evaluated the capitalized research and development costs associated with the Visualizer software suite of multiple offerings and the OMC (Outsourced Medical Coding) Initiater after an evaluation based in part on the lack of cash flow and customer demand in ICD Visualizer after the general acceptance release date of July 15, 2013. In addition, Health Revenue also considered its going concern risk and cash liquidity concerns that restrain the ability to make capital investments in research and development to complete existing products in the pipeline as the available cash is needed to fund normal operating expenses. As a result of this evaluation, Health Revenue recorded a loss of $946,931 which is presented as a line item entitled “asset impairment” on the consolidated statement of operations. Health Revenue will continue to use the Visualizer suite of functionality as internally developed software to generate customized reports for revenue integrity auditing and compliance services but Health Revenue no longer intends to market or sell internally developed software on a stand-alone basis.

Depreciation and Amortization Expenses:

Depreciation and amortization expenses were approximately $84,000 for the year ended December 31, 2013, an increase of approximately $33,000, or 65%, from approximately $51,000 for the year ended December 31, 2012. The increase was primarily due to depreciation costs associated with Health Revenue’s purchases for office furniture and computers necessary to support the increase in personnel.

Other Expenses, net:

Total other expenses, net of other income and gains were $674,985 and $465,339 for the years ended December 31, 2013 and December 31, 2012, respectively. The 2013 amount includes a gain of $365,255 from the change in fair value of warrant liability, $33,364 from the gain on extinguishment of debt relating to a put premium, $146,624 loss on extinguishment of debt, other income of $67 and interest expense of $927,047 while the 2012 amount is primarily interest expense.

Interest expense increased approximately $462,000, from approximately $465,000 for the year ended December 31, 2012. The increase is due to the factoring fees experienced during the year along with interest on finance charges, outstanding debt obligations and amortization of debt discounts.

Net Income (loss) and net income (loss) available to common stockholders:

As a result of the above factors, a net loss of approximately $5,473,240 was recognized for the year ended December 31, 2013 as compared to net loss of approximately $1,457,470 for the year ended December 31, 2012, an increase of approximately $4,015,770 or approximately 276%. The increase in net loss is outlined above. However, the net loss available to common stockholders was $8,167,425 as a result of $60,000 in undeclared Series A preferred stock dividends and a $2,634,185 deemed dividend relating to the value of the beneficial conversion feature on the Series A preferred stock.

Non-GAAP – Financial Measures

The following discussion and analysis includes both financial measures in accordance with GAAP, as well as a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures should be viewed as supplemental to, and should not be considered as alternatives to net income, operating income, and cash flow from operating activities, liquidity or any other financial measures. They may not be indicative of the historical operating results of Health Revenue nor is it intended to be predictive of potential future results. Investors should not consider non-GAAP financial measures in isolation or as substitutes for performance measures calculated in accordance with GAAP.

We believe that both management and stockholders benefit from referring to the following non-GAAP financial measure in planning, forecasting and analyzing future periods. Our management uses this non-GAAP financial measure in evaluating its financial and operational decision-making and as a means to evaluate period-to-period comparison. Our management uses and relies on the following non-GAAP financial measure:

Adjusted EBITDA from continuing operations

Our management believes adjusted earnings before interest tax depreciation and amortization from continuing operations, or Adjusted EBITDA, is an important measure of our operating performance because it allows management, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of items of a non-operational nature that affect comparability. Our management recognizes that Adjusted EBITDA from continuing operations, like EBITDA from continuing operations, has inherent limitations because of the excluded items.

We have included a reconciliation of our non-GAAP financial measures to the most comparable financial measure calculated in accordance with GAAP. We believe that providing the non-GAAP financial measure, together with the reconciliation to GAAP, helps investors make comparisons between Health Revenue and other companies. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measure to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measure and the corresponding GAAP measure provided by each company under applicable SEC rules.

Health Revenue defines Adjusted EBITDA from continuing operations as earnings (or loss) before interest expense, income taxes, depreciation and amortization, asset impairment, loss on early extinguishment of debt, and non-cash stock-based compensation. Health Revenue excludes stock-based compensation because it is non-cash in nature. The following table presents a reconciliation of Adjusted EBITDA from continuing operations to Net Income (loss) from continuing operations allocable to common stockholders, a GAAP financial measure:

	For the year ended
	December 31,	December 31,
	2013	2012
Net loss	$(5,473,240)	$(1,457,470)
Interest expense	927,047	465,349
Asset Impairment	946,931	-
Loss on early extinguishment of debt	146,624	-
Depreciation and amortization	148,037	50,765
Share based compensation expense	639,328	-
Gain on put premium extinguishment of debt	(33,364)	-
Change in fair value of warrant liability	(365,255)	-
Adjusted EBITDA (loss) from operations	$(3,063,892)	$(941,356)

Trends and Uncertainties

In 2014, we have encountered a series of resignations and other events, which may affect our future results of operations. In addition to the resignations in April of our former chief executive officer and chief financial officer, other employees resigned. Claims have been made for severance, which in at least two instances seem unwarranted. As of the date of this prospectus, it is not feasible to quantify our exposure. Additionally, we hired a major law firm in late March which was terminated after the filing of the Form 10-K. We paid that firm $150,000 and received another invoice for approximately $30,000. Most of these fees will be expensed in the quarter ending June 30, 2014.

Liquidity and Capital Resources

Our principal sources of liquidity include proceeds from long-term debt and private placement of our shares. Overall, for the year ended December 31, 2013, Health Revenue generated net proceeds of $6,287,000 from its financing activities primarily associated with the debt and equity financing. Such proceeds, coupled with its beginning cash balances, were utilized by Health Revenue to fund its negative cash flow from operating activities in the amount of $3,365,005 and investments in capitalized software, property and equipment of approximately $762,439.

Net cash used in operating activities was $3,365,005 for the year ended December 31, 2013. This compared to net cash used by operating activities of $1,699,466 for the year ended December 31, 2012. The increase of $1,665,539 was used to fund a net loss of $8,167,425 reduced by a number of items including non-cash depreciation and amortization of $148,037, software impairment of $946,931, loss on early extinguishment of debt of $146,624 stock based compensation expense of $173,827, amortization of prepaid shares issued for services of $465,501, amortization of debt discount of $556,028, deemed dividend for beneficial conversion feature of preferred stock of $2,634,185, and gain from change in fair market value of warrant liability of $365,255.

Net cash used in investing activities for the year ended December 31, 2013 was $762,439 compared to $279,918 for the year ended December 31, 2012. The increase is primarily attributable to the development of software.

Net cash provided by financing activities amounted to $6,287,471 for the year ended December 31, 2013, compared to net cash provided in the year ended December 31, 2012 of $2,674,342, representing an increase in net cash flow from financing activities of $3,613,129. This was due to the receipt of net proceeds from Health Revenue’s issuance of stock, equity capital raises, net borrowings from new and existing debt obligations, offset by various debt repayments.

Financing:

Health Revenue and HRAA have the following financing arrangements:

•
Health Revenue has a term loan with Bank of America with a balance of approximately $142,000 as of March 31, 2014.  The term loan contains restrictive covenants, which among other things, prohibits Health Revenue from granting any security interests or liens on the assets of Health Revenue. The term loan: (i) requires payments of principal and interest of approximately $3,200 per month, (ii) matures on September 19, 2017 and (iii) incurs interest at a rate per year equal to the bank’s prime rate plus 3.5%.  Although Health Revenue is current in its payments on this loan, management believes Health Revenue may be violating one or more loan covenants. The bank has not notified Health Revenue of any default.

•
In June 2012, Health Revenue entered into a one-year factoring agreement with a finance company. The agreement automatically renews annually unless terminated by either party. Under the terms of the agreement, HRAA, at its discretion, assigns the collection rights of its receivables to the finance company in exchange for an advance rate of 85% of face value. The assignments are transacted with recourse only at the option of the finance company in the event of non-payment. HRAA’s obligations under the factoring agreement are secured by substantially all of the assets of HRAA. For the year ended December 31, 2013, HRAA had factored approximately $4,693,000 of receivables and had received cash advances of approximately $4,708,000. Outstanding receivables purchased by the factor as of December 31, 2013 were approximately $638,000 and are included in accounts receivable in the accompanying consolidated balance sheet, and the secured loan due to the lender was approximately $543,000. Factor fees in 2013 were approximately $138,000, and are included in interest expenses. Although Health Revenue is current in its financial obligations under the factoring agreement, management believes Health Revenue may be violating one or more loan covenants. Health Revenue has not been notified of any default by the factor company.

•
From December 2012 through February 2013, Health Revenue received a total of $2,035,000 from investors and issued them $2,035,000 of two-year promissory notes and 7,950,000 shares of common stock.  Of the eighteen loans, (i) thirteen of the loans are secured by contract accounts receivable of a Company customer which security interest is subordinate to the lender under the factoring agreement, and (ii) one of the loans is secured by the stock of HRAA. As of December 31, 2013, five of the notes totaling $402,083 had been converted into an aggregate of 1,608,333 shares of Health Revenue's common stock. A total of $613,000 is due in less than 12 months.

Health Revenue continues to build-up its personnel and business development efforts and continues to incur operating losses. As a result, Health Revenue possessed a negative working capital of $2,292,754 as of December 31, 2013.  Health Revenue’s ability to continue as a going concern is dependent upon its ability to generate cash from operating activities and obtain additional financing to fund its business plan and to support working capital requirements. We believe that we have enough cash to sustain operations at present level for approximately two months.  To meet our working capital needs, we will be required to raise capital through the sale of equity and/or debt. We are also considering moving the focus of our business away from non-revenue generating segments which will cut down on our operating expenses.

There can be no assurance that the plans and actions proposed by management will be successful, that we will generate profitability and positive cash flows in the future, or that unforeseen circumstances will not require us to seek additional funding sources in the future or effectuate plans to conserve liquidity. Future efforts to raise additional funds may not be successful or, in the event additional sources of funds are needed to continue operations, they may not be available on acceptable terms, if at all.  As discussed above, Health Revenue has not been able to generate sufficient cash from operating activities to fund its on-going operations. There is no guarantee that Health Revenue will be able to generate enough revenue and/or raise capital to support its operations. These factors raise substantial doubt about Health Revenue’s ability to continue as a going concern. See the Risk Factor at page 3 of this prospectus.

Off-Balance Sheet Arrangements

None.

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates, and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our consolidated financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our consolidated financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of Health Revenue and its wholly-owned subsidiaries, HRAA and Dream Reachers. All significant inter-company transactions and balances are eliminated in consolidation.

Allowance for doubtful accounts

Accounts receivable balances are subject to credit risk. Management has reserved for expected credit losses, sales returns and allowances, and discounts based upon past experience, as well as knowledge of current customer information. Health Revenue believes that its reserves are adequate. It is possible, however, that the accuracy of our estimation process could be impacted by unforeseen circumstances. Health Revenue continuously reviews its reserve balance and refines the estimates to reflect any changes in circumstances.

Software

Costs incurred in connection with the development of software products are accounted for in accordance with the Financial Accounting Standards Board Accounting Standards Codification ("ASC") 985 Costs of Software to Be Sold, Leased or Marketed.”  Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software development costs are capitalized after a product is determined to be technologically feasible and is in the process of being developed for market and capitalization ceases after the general release of the software. Amortization of capitalized software development costs begins upon initial product shipment after general release. Capitalized software development costs are amortized over the estimated life of the related product (generally thirty-six months) using the straight-line method. Health Revenue evaluates its software assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset.

Software maintenance costs are charged to expense as incurred. Expenditures for enhanced functionality are capitalized. The cost of the software and the related accumulated amortization are removed from the accounts upon retirement of the software with any resulting loss being recorded in operations.

Asset Impairment

At the end of September 2013, Health Revenue re-evaluated the capitalized research and development costs for the Visualizer software suite of multiple offerings and the OMC Initiater after an evaluation based in part on the lack of cash flow and customer demand in ICD Visualizer after the general acceptance release date of July 15, 2013. In addition, Health Revenue also considered its going concern opinion and cash liquidity concerns that restrain the ability to make capital investments in research and development to complete existing products in the pipeline as the available cash is needed to fund normal operating expenses. As a result of this evaluation, Health Revenue recorded a loss of $946,931 that is presented as a line item entitled “asset impairment” on the consolidated statement of operations. Health Revenue will continue to use the Visualizer suite of functionality as internally developed software to generate customized reports for revenue integrity auditing and compliance services but Health Revenue no longer intends to market or sell internally developed software on a stand-alone basis.

Use of Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates. Significant accounting estimates reflected in Health Revenue’s consolidated financial statements include valuation of accounts receivable, valuation of property and equipment, valuation and amortization period of software, valuation of beneficial conversion features in convertible debt, valuation of equity based instruments issued for other than cash, revenue recognition, and the valuation allowance on deferred tax assets.

Revenue Recognition

Health Revenue recognizes medical coding audit services revenue based on the proportional performance method of recognizing revenue.

A portion of Health Revenue’s revenue is generated from medical coding audit services. Auditing revenue is invoiced in accordance with the contract, generally at three benchmark time periods which coincide with when specific, obligatory field work services have been rendered and completed, the value of this portion of the contract price has been predetermined and agreed upon, and the client has received benefit or value in the form of the independent identification of system weaknesses and risk analysis. Further, collectability is reasonably assured due to the existence of a fixed fee contract and the size and financial health of Health Revenue’s clients. Below is a description of the general benchmarks and work phases associated with Health Revenue’s audit services:

●
Planning Phase - work commences prior to and as soon as the contract is signed and includes setting the audit scope, scheduling of the job, assignment of audit staff, understanding the client and their systems, determination of sample size and sampling methods to be employed, and other specific items as outlined in the contract. The planning phase includes the determination of deliverables as defined in the contract, generally consisting of a listing of errors, training and a final report. Health Revenue generally invoices and recognizes 50% of the contract value at the completion of the Planning Phase. Although all of the contracts contain a clause making the first 50% of the engagement fee due and non-refundable at this point, Health Revenue does not deem this initial fee to be recognized as deferred revenue under SAB 104 due to the extensive amount of work to be done prior to accepting the contract.

●
Field Work Phase – is performed at the client location and generally lasts one week and encompasses actual testing of sample claims preselected in the Planning Phase. The auditor generally preloads the selected claims into Health Revenue’s proprietary software and audits the claim records by reviewing actual medical records. The software assists the auditor in determining proper classifications and allows the auditor to compare the proper classification against what was filed in the submission made by the client to Medicare. Notes and comments are recorded and audit reports are generated. Health Revenue generally invoices and recognizes 40% of the contract value at the completion of the Field Work Phase.

●
Reporting Phase – includes a summary of audit findings, exit conference with clients, and any other specific deliverables as determined by the contract. Health Revenue generally invoices and recognizes the remaining 10% of the contract value at the completion of the Reporting Phase.

A portion of Health Revenue’s revenue is derived from consulting and coding services provided. Revenue from these revenue streams is recognized after services are performed based on the quoted and agreed upon fee contained in its contracts.

Arrangements with customers may involve multiple elements including software products, education products, training, software product maintenance, coding services, coding audit services and other consulting services. Training and maintenance on software products will generally occur after the software product sale. Other services may occur before or after the product sales and may not relate to the products. Revenue recognition for multiple element arrangements is as follows:

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, Health Revenue allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the general and specific criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. Health Revenue has historically sold its services with established rates, which it believes is Company specific objective evidence of selling price. For the new software products, management has established selling prices, which qualifies as Company specific objective evidence of selling price.

For our education products sold we have determined to account for the course materials and training components as one unit of accounting.  Accordingly, revenue is recognized for the single unit upon delivery of the training through our online webinars.

On July 15, 2013, Health Revenue issued a general release for one of its products Visualizer. Software sales on a standalone basis will be recognized upon delivery of the software when evidence of the purchase arrangement exists and the price is determinable, and when collectability is reasonably assured. Health Revenue will continue to use the Visualizer suite of functionality as internally developed software to generate customized reports for revenue integrity auditing and compliance services but Health Revenue no longer intends to market or sell internally developed software on a stand-alone basis.

Share Based Compensation

Compensation expense for all stock-based employee and director compensation awards granted is based on the grant date fair value estimated in accordance with the provisions of ASC Topic 718, Stock Compensation. Health Revenue recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. Vesting terms vary based on the individual grant terms.

Health Revenue estimates the fair value of stock-based compensation awards on the date of grant using the Black-Scholes-Merton (“BSM”) option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and are freely transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The BSM option-pricing model considers, among other factors, the expected term of the award and the expected volatility of Health Revenue’s stock price. Expected terms are calculated using the Simplified Method, volatility is determined based on Health Revenue's historical stock price trends and the discount rate is based upon treasury rates with instruments of similar expected terms. Warrants granted to non-employees are accounted for in accordance with the measurement and recognition criteria of ASC Topic 505-50, Equity Based Payments to Non-Employees.

Segment Reporting

Financial Accounting Standards Board ASC Topic 280, Segment Reporting (“ASC 280”), establishes standards for the way public business enterprises report information about operating segments. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. Health Revenue has determined that based on these criteria it only operates one segment, consulting services, as all other services do not meet the minimum threshold for separate reporting of a segment.

Quantitative and Qualitative Disclosures About Market Risk

Not required for smaller reporting companies.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and other biographical information of our directors and executive officers as of April 30, 2014:

Name	Age	Position

Todd Willis	49	Chief Executive Officer

Gina Hicks	50	Chief Financial Officer

Andrea Clark	53	Chief Visionary Officer and Chairman of the Board

Peter Russo	57	Director

Michael Brainard	44	Director

The following is a description of the business experience of each of our executive officers and directors:

Todd Willis, Chief Executive Officer

Mr. Willis has been employed as interim Chief Executive Officer since April 22, 2014.   From October 2013 until his appointment as Chief Executive Officer, Mr. Willis served as the Senior Vice President of Health Revenue’s Coding Business Unit. From October 2012 until September 2013, Mr. Willis served as the Senior Vice President and Chief Operating Officer of HIM Connections, a recruitment and staffing firm specializing in health care organizations worldwide.  From September 2003 through October 2012, Mr. Willis was the Chief Operating Officer of The Coding Center, a company focused on specialty outsourced remote coding which was acquired by HIM Connections in May 2013.

Gina Hicks, Chief Financial Officer

Ms. Hicks has been employed as our interim Chief Financial Officer since April 29, 2014.  From March 2011 until October 2013, Ms. Hicks served as the Vice President of Finance and Financial Reporting of MeetMe, Inc. (NASDAQ: MEET), a social network for meeting new people both on the web and on mobile platform.  Prior to that Ms. Hicks was an independent consultant providing accounting, consulting and business advisory services. Ms. Hicks is a Certified Public Accountant in the State of Florida.

Andrea Clark, Chairman of the Board of Directors and Chief Visionary Officer

Ms. Clark has served as chairman of our Board since the HRAA Merger in February 2012 and previously served as our chief executive officer from February 2012 until February 2014 when she was appointed our chief visionary officer. Prior to the HRAA Merger, Ms. Clark served as chief executive officer of HRAA since she founded Health Revenue in 2001. Ms. Clark was nominated to the Board because of her experience as a healthcare industry luminary, author and speaker with more than 30 years of experience affording Health Revenue in-depth prospective, insight and forethought regarding the healthcare revenue cycle, as well as being the founder of HRAA.

Peter Russo, Director

Mr. Russo has served as our director since August 2013. Mr. Russo currently serves as chief executive officer and director of Resume Bear Holdings Corp., a startup online job search technology company, since January 2014 and August 2013, respectively.  From July 2010 until May 2013, Mr. Russo served as chief financial officer and treasurer of magicJack VocalTec Ltd. (NASDAQ: CALL), a leading cloud-based communications company.  From May 2005 until July 2010, Mr. Russo served as chief financial officer of YMax Corp., when it was acquired by magicJack VocalTec Ltd.  Mr. Russo was nominated to the Board because of his past experience as chief financial officer of other publicly traded companies and his knowledge to effectively participate as a board member.

Michael Brainard, Director

Mr. Brainard has served as our director since September 2013. Since 2005, Mr. Brainard has been the chief executive officer of Brainard Strategy Inc., a management consulting firm that provides organizational development and business strategy consulting and solutions.  Mr. Brainard has served as a director of ResumeBear Holdings Corp. since August 2013 and previously served as its chief executive officer from August 2013 until January 2014.  Since July 2012, Mr. Brainard has also been the chief executive officer and director of ResumeBear, Inc., or ResumeBear, an online company for job seekers which was acquired by ResumeBear Holdings Corp. in December 2013.  Mr. Brainard was nominated to the Board due to his 20 years of strategy and management consulting experience, much of which has been in the healthcare space.

Corporate Governance

The Board has not adopted corporate governance principles. Currently, Health Revenue’s Chief Visionary Officer also holds the position of Chairman of the Board. In the future, however, the Board may reconsider whether its Chief Visionary Officer should also serve as the Chairman of the Board.

Audit Committee and Financial Expert

We do not have a standing audit committee of the Board. Management has determined not to establish an audit committee at present because of our limited resources and limited operating activities do not warrant the formation of an audit committee or the expense of doing so. Our Board has determined that Peter Russo is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002.

Compensation Committee and Nominating Committee

We currently do not have a compensation committee or a nominating committee. Determining compensation for our officers and directors is done by our Board.

Code of Conduct and Corporate Ethics Policy

Our Board has approved, and we have adopted, a Code of Conduct and Corporate Ethics Policy, or the Code of Conduct, which applies to all of our directors, officers and employees. Our Board has also approved, and we have adopted, a Code of Ethics for Senior Financial Officers, or the Code of Ethics for SFO, which applies to our directors, Senior Financial Officers and management team in contact with key financial data. The Code of Conduct and the Code of Ethics for SFO are available free of charge upon written request to Health Revenue Assurance Holdings, Inc., 8551 West Sunrise Boulevard, Unit 304, Plantation, Florida 33322, Attention: Chief Financial Officer.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table presents information concerning compensation for each of our named executive officers for services in all capacities during our fiscal 2013 and 2012 years:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)

Andrea Clark	2013	178,365	–	–		–		10,312	(2)	188,677
Former Chief Executive Officer (1)	2012	175,000	–	–		–		12,000	(3)	187,000

Evan McKeown,	2013	106,154	–	–		221,121	(4)	–		327,275
Chief Financial Officer and Chief Administrative Officer (5)	2012	–	–	–		–		–		–

Joseph Brophy	2013	164,904	–	62,130	(7)	–		–		227,034
SVP of Operations (6)	2012	–	–	–		–		–		–

(1)	On February 26, 2014, Ms. Clark resigned as chief executive officer and was appointed chief visionary officer.

(2)	This amount represents a car allowance.

(3)	This amount includes $12,000 for a car allowance.

(4)
Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of 1,000,000 shares of our common stock underlying stock options.  These stock options were cancelled effective immediately upon Mr. McKeown’s resignation.

(5)	Mr. Evan McKeown was appointed chief financial officer in April 2013 and resigned in April 2014.

(6)	Mr. Brophy’s employment was terminated on April 15, 2014, effective April 25, 2014.

(7)	Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of 245,851 shares of our common stock.

Narrative Disclosure to Summary Compensation Table and Additional Narrative Disclosure

Employment Agreements

Employment Agreement with Andrea Clark

On October 2, 2013, Health Revenue entered into an employment agreement with Andrea Clark and amended such agreement on November 12, 2013, which we refer to as the Clark Agreement. Pursuant to the Clark Agreement, Ms. Clark receives annual base compensation of $175,000, which may be increased but not decreased from time to time as determined by the Board of Health Revenue. The Clark Agreement also provides for incentive awards, as well as a benefit package, including medical, disability, insurance, 401(k) and other equity programs. The term of the Clark Agreement is three years and shall automatically be renewed for successive three year terms thereafter, unless otherwise notified in writing 90 days prior to the termination of the Agreement.

Employment Agreement with Evan McKeown

On October 2, 2013, Health Revenue entered into employment agreement with Evan McKeown and amended such agreement on November 12, 2013, which we refer to as the McKeown Agreement.  Pursuant to the McKeown Agreement, Mr. McKeown was to receive annual base compensation of $180,000.  Mr. McKeown resigned all of his positions with Health Revenue in April 2014.  Additionally, Mr. McKeown was granted options to purchase 1,000,000 shares of Health Revenue’s common stock at a per share exercise price of the fair market value per share of Health Revenue’s common stock at the time of execution. The options were to vest after two years however they were cancelled in connection with the resignation of his employment.

Termination Provisions

The following is a description of the termination provisions contained in Ms. Clark’s employment agreement.

Termination by the Company

With Cause.  Ms. Clark’s employment may be terminated by the Company for cause, in which case Ms. Clark shall be entitled to all amounts owed to her for earned but unpaid base salary, bonus compensation, and vacation time, but shall not be entitled to severance pay.

Without Cause. Should the Company terminate Ms. Clark’s employment without cause, Ms. Clark is entitled to receive an amount equal to 100% of her annual base salary at the time of termination; a pro-rata bonus payment on any bonus or incentive plan; any earned but unpaid base salary, and accrued but unpaid vacation time.

Related to Change in Control. In the event that either: (1) there is a change of control of the Company and Ms. Clark is terminated within six months following such change of control, or (2) Ms. Clark is terminated without cause and there is a change of control of the Company within three months following such termination, then Ms. Clark shall be entitled to receive any earned but unpaid base salary, any earned but unpaid bonus compensation, an amount equal to two times her annual base salary as of the date of the change of control, two times the average bonus paid to Ms. Clark over the three previous calendar years, and accrued but unpaid vacation time, except that in the case of a change of control within three months following Ms. Clark’s termination without cause, Ms. Clark’s compensation upon the change of control will be reduced by any amounts previously received as a result of her termination.

Termination by Ms. Clark

Within Two Years of the Effective Date. In the event that Ms. Clark terminates her employment within two years of the effective date of the Clark Agreement, Ms. Clark shall be entitled to all amounts owed to her for earned but unpaid base salary, bonus compensation, and vacation time, but shall not be entitled to severance pay, except as provided in the following paragraph.

Due to Certain Events. In the event Ms. Clark terminates her employment within 12 months following either (1) a reduction in her base salary or (2) a material change in her authority, duties or responsibilities, Ms. Clark will be entitled to the compensation as described above under “Termination by the Company - Without Cause,” except that if such termination occurs following a change in control, she will be entitled to the compensation as described above under “Termination by the Company - Related to Change in Control.” In addition, any outstanding stock options, restricted share awards, performance grants or similar awards held by Ms. Clark as of her last day of service will immediately vest and remain exercisable for the life of the award.

Following Two Years of the Effective Date. In the event Ms. Clark terminates her employment within two years of the effective date of the Clark Agreement, Ms. Clark shall be entitled to receive: any earned but unpaid base salary and bonus compensation; any earned but unpaid vacation time; a pro-rata bonus or incentive plan award; and, at Ms. Clark’s election, either (i) registered shares of the Company’s common stock having a value equal to 100% of her base salary at the time of resignation, or (ii) fully vested and cashless exercisable discounted stock options for a number of shares having a value equal to 100% of her base salary at the time of resignation.

Termination Due to Death or Disability

In the event Ms. Clark’s employment is terminated due to her death or disability, Ms. Clark or her estate shall be entitled to the compensation as described above under “Termination by the Company - Without Cause.”

Outstanding Equity Awards At Fiscal Year-End

In November 2013, Mr. McKeown was granted options to purchase 1,000,000 shares of Health Revenue’s common stock at a per share exercise price of the fair market value per share of Health Revenue’s common stock at the time of execution of the amended employment agreement.

The following table provides information as of December 31, 2013 regarding unexercised stock options and restricted stock outstanding held by:

Outstanding Equity Awards as Of December 31, 2013
	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Evan McKeown	—	1,000,000	(1)	—	0.26	(1)	—	—	—	—

(1) The options were to vest on November 12, 2015 but were terminated upon Mr. McKeown’s resignation from Health Revenue.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board.

Securities Authorized   For Issuance Under Equity Compensation Plans

The following table presents information regarding options and rights outstanding under our compensation arrangements as of December 31, 2013:

Plan	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price per share of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
Equity compensation plans not approved by security holders (1)	1,000,000	$0.26	0
Total	1,000,000	$0.26	0

(1) Represents stock options which have been cancelled.

Security Ownership Of Certain Beneficial Owners And Management

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of April 29, 2014 by:

●	Each of our directors;

●	Each of our named executive officers;

●	All of our directors and executive officers as a group; and

●	Each person known by us to beneficially own more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to the securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 28, 2014 are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown opposite such person’s name. The percentage of beneficial ownership is based on 54,752,294 shares of our common stock outstanding as of April 28, 2014. Unless otherwise noted below, the address of the persons and entities listed in the table is c/o Health Revenue Assurance Holdings, Inc., 8551 West Sunrise Boulevard, Unit 304, Plantation, Florida 33332 .

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock Outstanding

Andrea Clark**†	6,599,604	12.1%
Evan McKeown	0	0%
Joseph Brophy	245,851	*
Peter Russo(1)	0	0%
Michael Brainard	11,000	*

Directors and executive officers as a group (4 people)	6,856,455	12.5%

5% Stockholders
Andrea Clark**	6,599,604	12.1%
Robert Rubinowitz**†	6,599,617	12.1%
Great Point Partners, LLC (2)	5,467,017	9.985%

*	Less than 1%

**	Andrea Clark and Robert Rubinowitz are husband and wife.

†	On November 12, 2013, Andrea Clark, Robert Rubinowitz and Dean Boyer each executed a voting agreement in connection with the Securities Purchase Agreement, dated November 12, 2013, among Health Revenue and the investors named therein whereby the individuals agreed to vote their shares in favor of the investor's two nominees to the Board.

(1)	Does not include 50,000 shares owned by Mr. Russo’s wife, Elizabeth Russo. Mr. Russo disclaims beneficial ownership of shares, except to the extent of this pecuniary interest therein.
(2)
Great Point Partners, LLC, or Great Point, is the investment manager of each of Biomedical Value Fund, L.P., or BVF, Biomedical Offshore Value Fund, Ltd. or BOVF, Biomedical Institutional Value Fund, L.P., or BIVF, Class D Series of GEF-PS, L.P., or GEF-PS, WS Investments II, LLC, or WS, and David J. Morrison, which we collectively refer to as the Great Point Stockholders, and has the power to vote or dispose of the shares listed above. Each of Dr. Jeffrey R. Jay, M.D., as senior managing member of Great Point, and Mr. David Kroin, as special managing member of Great Point, has voting and investment power with respect to the shares owned by each of the Great Point Stockholders. Each of Great Point, Dr. Jay and Mr. Kroin disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for the Great Point Stockholders is 165 Mason Street, 3rd Floor, Greenwich, CT 06830.

BVF shares include shares of common stock underlying (i) 5,764,412 shares of Series A Preferred Stock and (ii) Warrants to purchase 11,528,824 shares of common stock presently exercisable by BVF. The 5,764,412 shares of Series A Preferred Stock carry voting rights equivalent to 11,528,824 shares of common stock. BOVF shares include shares of common stock underlying (i) 3,322,730 shares of Series A Preferred Stock and (ii) Warrants to purchase 6,645,460 shares of common stock presently exercisable by BOVF. The 3,322,730 shares of Series A Preferred Stock carry voting rights equivalent to 6,645,460 shares of common stock. BIVF shares include shares of common stock underlying (i) 1,505,231 shares of Series A Preferred Stock and (ii) Warrants to purchase 3,010,462 shares of common stock presently exercisable by BIVF. The 1,505,231 shares of Series A Preferred Stock carry voting rights equivalent to 3,010,462 shares of common stock. GEF-PS shares include shares of common stock underlying (i) 2,455,766 shares of Series A Preferred Stock and (ii) Warrants to purchase 4,911,532 shares of common stock presently exercisable by GEF-PS. The 2,455,766 shares of Series A Preferred Stock carry voting rights equivalent to 4,911,532 shares of common stock. WS shares include shares of common stock underlying (i) 353,630 shares of Series A Preferred Stock and (ii) Warrants to purchase 707,260 shares of common stock presently exercisable by WS. The 353,630 shares of Series A Preferred Stock carry voting rights equivalent to 707,260 shares of common stock. The Morrison shares include (i) 98,231 shares of Series A Preferred Stock and (ii) Warrants to purchase 196,462 shares of common stock presently exercisable by Mr. Morrison. The 98,231 shares of Series A Preferred Stock carry voting rights equivalent to 196,462 shares of common stock.

The Great Point Stockholders are prohibited from engaging or participating in any actions or plans that relate to or would result in, among other things, acquiring additional securities of us, alone or together with any other person, which would result in them collectively beneficially owning or controlling, or being deemed to beneficially own or control, more than 9.985% of our total outstanding common stock or other voting securities. For purposes of calculating the percent of class, we have assumed that there were a total of 54,752,294 shares of our common stock outstanding such that 5,467,017 shares beneficially owned would represent approximately 9.985% of the outstanding common stock after such issuance. The 9.985% ownership limitation does not prevent the Great Point Stockholders from selling some of their holdings and then receiving additional shares. In this way, the Great Point Stockholders could sell more than the 9.985% ownership limitation while never holding more than this limit.

Transactions with Related Persons, Promoters, and Certain Control Persons

Mr. Michael Brainard and Mr. Peter Russo were elected to the Board of Health Revenue on August 8, 2013. Mr. Brainard is the chief executive officer and a director of ResumeBear, a company with which HRAA has a sales contract worth approximately $300,000, pursuant to which HRAA provides website development services to ResumeBear. Mr. Russo is the chief executive officer and director of ResumeBear.  In January 2014, HRAA wrote-off approximately $108,000 of the December 31, 2013 receivables due from ResumeBear. Due to cost overruns and product delivery issues relating primarily to a third party subcontractor, Health Revenue estimates the total loss on this contract is approximately $108,000 through December 31, 2013 and another $88,000 through April 15, 2014.

On January 7, 2013, Health Revenue entered into a one year consulting agreement with Mrs. Vanessa Ciprianni to provide certain consulting services to Health Revenue’s business in exchange for $10,000 per month. Mrs. Ciprianni is the wife of Mr. Michael Ciprianni, a former beneficial owner of more than 5% of Health Revenue’s common stock. On January 1, 2014, the consulting agreement was terminated.

On September 9, 2013, Health Revenue entered into a one year consulting agreement with Mr. Michael Ciprianni, a then beneficial owner of more than 5% of Health Revenue’s common stock, to provide certain consulting services related to Health Revenue’s business in exchange for 4,125,000 shares of common stock in consideration of the services to be rendered.

Health Revenue previously owed Andrea Clark $75,000.  The balance due to Ms. Clark was formalized in a promissory note dated November 1, 2013. Health Revenue also previously owed Robert Rubinowitz $40,000 pursuant to a promissory note dated November 1, 2013 for funds advanced in September 2013. On November 12, 2013, the promissory notes to Ms. Clark and Mr. Rubinowitz were paid in full from the net proceeds of the Securities Purchase Agreement.

Steven Rubinowitz, the brother-in-law of Andrea Clark and brother of Robert Rubinowitz, is our Vice President of Operation and is paid $90,000 per year.

Other than those listed above, there have been no material transactions, series of similar transactions or currently proposed transactions in which we or our subsidiaries was or is to be a party, in which the amount involved exceeded the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years and in which any director or executive officer or any security holder who is known to us to own of record or beneficially more than 5% of our common stock, or any member of the immediate family or sharing the household (other than a tenant or employee) of any of the foregoing persons, had a direct or indirect material interest.

Independence Of The Board Of Directors

Our Board consists of three members. Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to make this determination. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of Health Revenue or any other individual having a relationship which, in the opinion of Health Revenue’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

For a director to be “independent” under these standards, the Board must affirmatively determine that the director has no material relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a relationship with us. Applying corporate governance standards, and all other applicable laws, rules and regulations, the Board has determined that none of our directors are independent. This does not constitute an independent Board.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549-6010, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of:
Health Revenue Assurance Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Health Revenue Assurance Holdings, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for each of the two years in the period ended December 31, 2013.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Revenue Assurance Holdings, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has a net loss available to common stockholders and net cash used in operating activities in 2013 of $8,167,425 and $3,365,005, respectively, and has a working capital deficiency, stockholders’ deficiency and  accumulated deficit of $2,292,754, $4,154,247 and $10,752,223, respectively at December 31, 2013. These matters raise substantial doubt about the Company's ability to continue as a going concern. Management’s Plan in regards to these matters is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 15, 2014

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328
Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920
www.salbergco.com • info@salbergco.com
Member National Association of Certified Valuation Analysts • Registered with the PCAOB
Member CPA Connect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

HEALTH REVENUE ASSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2013	2012
Assets

Cash	$3,053,485	$893,458
Accounts receivable	901,918	1,246,814
Accounts receivable - Related Party, net of allowance $16,244 and $0 respectively	25,000	-
Prepaid expenses	1,050,210	3,600
Other current assets	1,676	688
Total Current Assets	5,032,289	2,144,560

Property and Equipment, net	381,847	365,017
Software, net	-	258,933
Other assets	12,665	8,871
Finance costs, net	2,150	2,477
Total Other Assets	14,815	270,281

Total Assets	$5,428,951	$2,779,858

Liabilities and Stockholders' Equity (Deficit)

Accounts payable	$154,324	$207,741
Due to officers	-	75,000
Accrued expenses	40,373	64,077
Accrued payroll	414,684	412,186
Loan payable to factor	542,530	827,075
Accrued interest	5,850	4,524
Line of credit	44,692	25,000
Capital Leases, current portion	32,768	16,923
Notes payable, current portion, net of discount	380,326	202,557
Long term debt, current portion	44,084	37,513
Settlement Payable	7,000	115,278
Deferred Revenue	209,033	-
Other current liabilities	43,379	-
Warrant derivative fair value	5,406,000	-
Accrued preferred stock dividend payable	-	-
Total Current Liabilities	7,325,043	1,987,874
Capital Leases (net of current portion)	26,108	23,974
Line of credit (net of current portion)	-	125,000
Notes payable (net of current portion), net of discount	31,694	273,751
Long term debt (net of current portion)	272,353	181,457
Total Liabilities	7,655,198	2,592,056

Temporary Equity
Series A 8% redeemable convertible preferred stock (13,500,000 and 0 shares issued and outstanding at December 31, 2013 and 2012, respectively –Redemption value of $5,460,000)	1,928,000	-

Commitments and Contingencies (See Note 10)

Stockholders' Equity (Deficit):
Common stock ($0.001 par value, 500,000,000 shares authorized, 54,752,294 and 39,054,867 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively)	54,752	39,055
Additional paid-in capital	6,543,224	2,738,545
Subscription receivable	-	(5,000)
Accumulated deficit	(10,752,223)	(2,584,798)
Total Stockholders' Equity (Deficit)	(4,154,247)	187,802

Total Liabilities and Stockholders' Equity (Deficit)	$5,428,951	$2,779,858

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH REVENUE ASSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year-Ended
	December 31,	December 31,
	2013	2012

Revenue	$7,099,514	$5,806,848
Revenue - Related Party	211,239	-
Total Revenue	7,310,753	5,806,848

Cost of Revenues	4,061,644	2,830,008
Gross Profit	3,249,109	2,976,840

Operating Expenses
Selling and administrative expenses (includes stock compensation of $639,328 and $0 in 2013 and 2012, respectively)	7,016,533	3,853,820
Research and development	-	64,386
Asset Impairment	946,931	-
Depreciation and amortization	83,900	50,765
Total Operating Expenses	8,047,364	3,968,971

Operating Loss	(4,798,255)	(992,131)

Other Income (Expense)
Other income	67	10
Interest expense	(927,047)	(465,349)
Gain on extinguishment of debt for put premium	33,364	-
Gain from change in fair value of warrant liability	365,255	-
Loss on extinguishment of debt	(146,624)	-
Total Other Income (Expense), net	(674,985)	(465,339)

Net Loss	(5,473,240)	(1,457,470)
Cumulative preferred stock dividend	(60,000)	-
Deemed dividend for beneficial conversion feature of preferred stock	(2,634,185)	-
Net Loss available to common stockholders	$(8,167,425)	$(1,457,470)

Net Loss Per Share
basic and diluted	$(0.17)	$(0.04)
Weighted Average Number of Shares Outstanding
basic and diluted	48,385,115	32,730,809

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH REVENUE ASSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

			Additional			Total
	Common Stock		Paid-in	Subscription	Accumulated	Stockholders'
	Shares	Amount	Capital	Receivable	Deficit	Equity (Deficit)

Balance at December 31, 2011	16,499,021	$16,499	$751,010	$-	$(1,127,328)	$(359,819)

Recapitalization	13,499,206	13,499	(13,499)	-	-	-
2011 bridge note converted in 2012 related to reverse merger	1,343,729	1,344	248,656	-	-	250,000
Issuance of common stock for cash	4,352,312	4,352	1,051,742	-	-	1,056,094
Repayment of advances with shares	1,265,381	1,266	312,642	-	-	313,908
Value of Beneficial conversion feature in convertible debt	-	-	300,000	-	-	300,000
Repurchase of shares pursuant to settlement agreement	(3,299,802)	(3,300)	(229,200)	-	-	(232,500)
Conversion of convertible debt	3,000,000	3,000	297,000	-	-	300,000
Shares issued to lender as fees	2,375,000	2,375	341,125	-	-	343,500
Offering costs	-	-	(325,911)	-	-	(325,911)
Subscription receivable	20,000	20	4,980	(5,000)	-	-
Fractional rounding	26	-	-	-	-	-
Net Loss 2012	-	-	-	-	(1,457,470)	(1,457,470)
Balance at December 31, 2012	39,054,867	39,055	2,738,545	(5,000)	(2,584,798)	187,802

Conversion of convertible debt	1,608,333	1,608	513,059	-	-	514,667
Issuance of common stock as compensation	462,665	463	158,542	-	-	159,005
Issuance of common stock for cash	3,446,429	3,446	1,234,554	-	-	1,238,000
Deemed dividend for series A preferred stock's beneficial conversion feature	-	-	-	-	(2,634,185)	(2,634,185)
Dividends on series A preferred stock	-	-	-	-	(60,000)	(60,000)
Public offering costs	-	-	(9,553)	-	-	(9,553)
Reclassification of warrant liability	-	-	(101,418)	-	-	(101,418)
Receipt of subscription receivable	-	-	-	5,000	-	5,000
Shares issued as loan fees	5,575,000	5,575	673,778	-	-	679,353
Shares issued for services	4,605,000	4,605	1,320,895	-	-	1,325,500
Stock option expense	-	-	14,822	-	-	14,822
Net Loss 2013	-	-	-	-	(5,473,240)	(5,473,240)
Balance at December 31, 2013	54,752,294	$54,752	$6,543,224	$-	$(10,752,223)	$(4,154,247)

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH REVENUE ASSURANCE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Year-Ended
	December 31,	December 31,
	2013	2012
Cash flows from Operating Activities:
Net loss available to common stockholders	$(8,167,425)	$(1,457,470)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative series A preferred stock dividend	60,000	-
Deemed dividend for beneficial conversion feature of series A preferred stock	2,634,185	-
Amortization of debt discount	556,028	304,808
Amortization of debt issue costs	327	-
Depreciation expense	83,573	50,765
Amortization of software	64,137	-
Software impairment	946,931	-
Accretion of premium on debt	33,364	-
Bad debt expense	26,116	-
Amortization of prepaid shares issued for services	465,501	-
Stock option expense	14,822	-
Shares issued for services	159,005	-
Loss on early extinguishment of debt	146,624	-
Gain from change in fair market value of warrant derivative liability	(365,255)	-
Change in operating assets and liabilities:
Accounts receivable	(17,655)	(1,103,257)
Other assets	(4,788)	5,146
Prepaid expenses	(129,038)	20,912
Accounts payable	(53,417)	53,783
Accounts payable related party	-	75,000
Settlement accrual	7,000	-
Accrued liabilities	(85,801)	383,835
Other accrued liabilities	49,229	-
Accrued payroll	2,499	-
Deferred revenue	209,033	(32,988)
Net Cash used in operating activities	(3,365,005)	(1,699,466)

Cash flows from Investing Activities:
Capitalization of internally developed software	(752,135)	(258,933)
Purchases of property and equipment	(10,304)	(20,985)
Net Cash used in investing activities	(762,439)	(279,918)

Cash flows from Financing Activities:
Proceeds from issuance of common stock	1,243,000	730,183
Proceeds from series A 8% redeemable convertible preferred stock issuance	5,400,000	-
Preferred and common stock offering costs	(505,901)	-
Stockholder loan repayment -related party	(115,000)	-
Stockholder loan - related party	40,000	-
Payment for repurchase of common stock	-	(94,165)
Loan proceeds	1,595,000	1,193,908
Loan proceeds from factor, net	26,890	827,075
Repayments of loans	(1,237,145)	(33,087)
Repayment of capital lease	(18,015)	(1,072)
Settlement payments	(115,278)	-
Borrowings (repayments) on line of credit, net	(26,080)	51,500
Net Cash provided by financing activities	6,287,471	2,674,342

Net increase in cash	2,160,027	694,958
Cash at beginning of year	893,458	198,500
Cash at ending of year	$3,053,485	$893,458

Supplemental schedule of cash paid during the period for:
Interest	$376,539	$36,156
Income Taxes	$-	$-
Supplemental schedule of non-cash investing and financing activities:
Issuance of stock to repay debt	$514,667	$563,908
Capital lease obligation incurred for use of equipment	$90,099	$38,704
Beneficial conversion feature on convertible debt charged to additional paid in capital	$-	$300,000
Conversion of $300,000 notes to common stock	$-	$300,000
Shares issued as a loan fee	$679,353	$343,500
Transfer of accounts payable to notes payable	$-	$65,000
Insurance premium finance contract recorded as prepaid asset	$57,573	$-
Shares issued for prepaid services	$1,325,500	$-
Reclassification of line of credit to note payable	$133,333	$-
Constructive dividend	$2,634,185	$-
Reclassification of derivative to warrant liability	$5,771,255	$-
Debt discount	$37,500	$-

The accompanying notes are an integral part of these consolidated financial statements.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

1 – NATURE OF BUSINESS AND GOING CONCERN

Overview

Health Revenue Assurance Holdings, Inc. (the “Company”) is a provider of revenue cycle services to a broad range of healthcare providers. We offer our customers integrated solutions designed around their specific business needs, including revenue cycle data analysis, contract and outsourced coding, billing, coding and compliance audits, coding education, coding consulting, physician coding services and ICD-10 education and transition services. With this approach, our customers benefit from integrated service offerings that we believe enhances their revenue integrity. As a result, we believe we help our customers achieve their business objectives and patient care objectives.

Dream Reachers, LLC, owns the Company’s offices and is the borrower on a mortgage loan related to such offices. Dream Reachers, LLC does not engage in real estate rental business. Its offices are occupied by Health Revenue Assurance Associates, Inc. (“HRAA”) at no cost and HRAA pays the related mortgage’s principal and interest, taxes and maintenance. The Company’s subsidiary HRAA is the sole member effective May 2011. Dream Reachers has been treated as a subsidiary for accounting purposes in the Company’s consolidated financial statements for all periods presented. (See Note 2)

On February 10, 2012, HRAA entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Health Revenue Assurance Holdings, Inc. (formerly known as Anvex International, Inc., "HRAH"), a Nevada company, and its wholly-owned subsidiary Health Revenue Acquisition Corporation (“Acquisition Sub”), which was treated for accounting purposes as a reverse recapitalization with HRAA, considered the accounting acquirer. Each share of HRAA's common stock was exchanged for the right to receive approximately 1,271 shares of HRAH’s common stock. Before their entry into the Merger Agreement, no material relationship existed between HRAH and Acquisition Sub or HRAA. (See Note 12)

On April 13, 2012, the Company changed its name from Anvex International, Inc. to Health Revenue Assurance Holdings, Inc.

On April 13, 2012, the Company’s board of directors authorized a 12.98 for 1 split of its common stock to stockholders of record as of April 13, 2012. Shares resulting from the split were issued on April 26, 2012. In connection therewith, the Company transferred $32,747 from additional paid in capital to common stock, representing the par value of additional shares issued. As a result of the stock split, fractional shares were rounded up. All share and per share amounts for all periods presented have been retroactively adjusted to reflect the stock split. (See Note 12)

Going Concern

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing, Management believes they can raise the appropriate funds needed to support their business plan and develop an operating company which is cash flow positive.

However, as of December 31, 2013, the Company has a working capital deficiency, stockholders’ deficit and accumulated deficit of $2,292,754, $4,154,247, and $10,752,223, respectively, for the year ended December 31, 2013, incurred net losses available to common stockholders of $8,167,425, and has used net cash in operations of $3,365,005. The Company has not been able to generate sufficient cash from operating activities to fund its on-going operations. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

As of December 31, 2013, the Company has a cash balance of approximately $3,053,000. The Company is currently addressing the going concern and liquidity issues. The Company expects an increase in cash flow as the result of a growing customer demand for medical billing, consulting, training, and education.

On November 12, 2013, the Company entered into a Securities Purchase Agreement for the sale of $5.4 million in Series A 8% redeemable convertible preferred stock (the “Series A Preferred Stock”) and warrants to purchase shares of the Company’s common stock. The Series A Preferred Stock is convertible into common stock on a 2 for 1 basis and is redeemable by the Company, at the option of the investor, 48 months from November 12, 2013 at the stated value of $0.30 per share or a total of $5,400,000 plus accumulated but unpaid dividends, whether declared or not. The net proceeds to the Company after commissions and professional fees was $4,903,652 and after payment of stockholder loans is $4,322,000. The net raise is sufficient to fund on-going operations for the next several months. However, the funding is not sufficient to alleviate the going concern risk. (See Note 12)

2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Health Revenue Assurance Associates, Inc. and Dream Reachers, LLC. All significant inter-company transactions and balances are eliminated in consolidation.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include valuation of accounts receivable, valuation of property and equipment, valuation and amortization period of software, valuation of beneficial conversion features in convertible debt, valuation of derivatives, valuation of equity based instruments issued for other than cash, revenue recognition, and the valuation allowance on deferred tax assets.

Cash

For purposes of the statement of cash flows, the Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. The Company’s cash balances are maintained at various banks that are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Accounts Receivable and Factoring

Accounts receivable are stated at the amounts management expects to collect. An allowance for doubtful accounts is recorded using a specific identification method based on a combination of historical experience, aging analysis and information on specific accounts. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Management has determined that an allowance in the amount of $16,244 is required as of December 31, 2013. The allowance arises from a website development project contracted with ResumeBear, a related party. The Company accounts for its factoring arrangements as either a sale or a secured financing based on the criteria in ASC 860 "Transfers and Servicing". Estimates of allowances for doubtful accounts are reflected as a recourse obligation, a liability, for factor arrangements treated as a sale with recourse or as a contra asset accounts receivable allowance account for arrangements accounted for as a secured financing.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is computed using the straight-line method over estimated useful asset lives, which range from 5 to 39 years. Repairs and maintenance are expensed, while additions and betterments are capitalized. The cost and related accumulated depreciation of assets sold or retired are eliminated from the accounts and any gains or losses are reflected in earnings.

Leases

We perform a review of newly acquired leases to determine whether a lease should be treated as a capital or operating lease. Capital lease assets are capitalized and depreciated over the term of the initial lease. A liability equal to the present value of the aggregated lease payments is recorded utilizing the stated lease interest rate. If an interest rate is not stated, we will determine an estimated cost of capital and utilize that rate to calculate the present value. If the lease has an increasing rate over time, and (or) is an operating lease, all leasehold incentives, rent holidays, or other incentives will be considered in determining if a deferred rent liability is required. Leasehold incentives are capitalized and depreciated over the initial term of the lease.

Software

Costs incurred in connection with the development of software products are accounted for in accordance with the Financial Accounting Standards Board Accounting Standards Codification ("ASC") 985 Costs of Software to Be Sold, Leased or Marketed.” Costs incurred prior to the establishment of technological feasibility are charged to research and development expense. Software development costs are capitalized after a product is determined to be technologically feasible and is in the process of being developed for market and capitalization ceases after the general release of the software. Amortization of capitalized software development costs begins upon initial product shipment after general release. Capitalized software development costs are amortized over the estimated life of the related product (generally thirty-six months) using the straight-line method. The Company evaluates its software assets for impairment whenever events or change in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of software assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such software assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software asset.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

Software maintenance costs are charged to expense as incurred. Expenditures for enhanced functionality are capitalized. The cost of the software and the related accumulated amortization are removed from the accounts upon retirement of the software with any resulting loss being recorded in operations. On July 15, 2013 the Company issued a general release for one of its products Visualizer. After the general release, the Company recorded approximately $64,000 in amortization expense in the accompanying consolidated financial statements for the year ended December 31, 2013. On September 30, 2013, the Company impaired the capitalized research and development costs for the Visualizer software suite of multiple offerings and the OMC Initiater after an evaluation based in part on the lack of cash flow and customer demand in ICD Visualizer after the general acceptance release date of July 15, 2013. In addition, the Company’s going concern opinion and cash liquidity concerns restrained the ability to make a capital investment in research and development to complete existing products in the pipeline as the available cash is needed to fund normal operating expenses. The resulting loss of $946,931 is presented as a line item entitled “asset impairment” on the consolidated statement of operations. The Company will continue to use the Visualizer suite of functionality as internally developed software to generate customized reports for revenue integrity auditing and compliance services but the Company no longer intends to market or sell internally developed software on a stand alone basis.

Long-Lived Assets

The Company reviews the carrying value of its long-lived assets whenever events or changes in circumstances indicate that the carrying values may no longer be appropriate. Recoverability of carrying values is assessed by estimating future net cash flows from the assets. Impairment assessment inherently involves judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Future events and changing market conditions may impact management's assumptions as to sales prices, rental rates, costs, holding periods or other factors that may result in changes in the Company’s estimates of future cash flows. Although management believes the assumptions used in testing for impairment are reasonable, changes in any one of the assumptions could produce a significantly different result.

Fair Value Measurements and Fair Value of Financial Instruments

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The Company classifies assets and liabilities recorded at fair value under the fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets and liabilities in active markets;

●
Level 2—Observable inputs, other than quoted market prices, that are either directly or indirectly observable in the marketplace for identical or similar assets and liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market activity that is significant to the fair value of assets or liabilities.

The estimated fair value of certain financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Accounting for Derivatives

The Company evaluates its convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.”  The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability.  In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense).  Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.  Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Revenue Recognition

The Company recognizes medical coding audit services revenue based on the proportional performance method of recognizing revenue.

A portion of the Company’s revenue is generated from medical coding audit services. Auditing revenue is invoiced in accordance with the contract, generally at three benchmark time periods which coincide with when specific, obligatory field work services have been rendered and completed, the value of this portion of the contract price has been predetermined and agreed upon, and the client has received benefit or value in the form of the independent identification of system weaknesses and risk analysis. Further, collectability is reasonably assured due to the existence of a fixed fee contract and the size and financial health of the Company’s clients. Below is a description of the general benchmarks and work phases associated with the Company’s audit services:

●
Planning Phase - work commences prior to and as soon as the contract is signed and includes setting the audit scope, scheduling of the job, assignment of audit staff, understanding the client and their systems, determination of sample size and sampling methods to be employed, and other specific items as outlined in the contract. The planning phase includes the determination of deliverables as defined in the contract, generally consisting of a listing of errors, training and a final report. The Company generally invoices and recognizes 50% of the contract value at the completion of the Planning Phase. Although all of the contracts contain a clause making the first 50% of the engagement fee due and non-refundable at this point, the Company does not deem this initial fee to be recognized as deferred revenue under SAB 104 due to the extensive amount of work to be done prior to accepting the contract.

●
Field Work Phase – is performed at the client location and generally lasts one week and encompasses actual testing of sample claims preselected in the Planning Phase. The auditor generally preloads the selected claims into the Company’s proprietary software and audits the claim records by reviewing actual medical records. The software assists the auditor in determining proper classifications and allows the auditor to compare the proper classification against what was filed in the submission made by the client to Medicare. Notes and comments are recorded and audit reports are generated. The Company generally invoices and recognizes 40% of the contract value at the completion of the Field Work Phase.

●
Reporting Phase – includes a summary of audit findings, exit conference with clients, and any other specific deliverables as determined by the contract. The Company generally invoices and recognizes the remaining 10% of the contract value at the completion of the Reporting Phase.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

A portion of the Company’s revenue is derived from consulting and coding services provided. Revenue from these revenue streams is recognized after services are performed based on the quoted and agreed upon fee contained in its contracts.

Arrangements with customers may involve multiple elements including software products, education products, training, software product maintenance, coding services, coding audit services and other consulting services. Training and maintenance on software products will generally occur after the software product sale. Other services may occur before or after the product sales and may not relate to the products. Revenue recognition for multiple element arrangements is as follows:

Each element is accounted for separately when each element has value to the customer on a standalone basis and there is Company specific objective evidence of selling price of each deliverable. For revenue arrangements with multiple deliverables, the Company allocates the total customer arrangement to the separate units of accounting based on their relative selling prices as determined by the price of the items when sold separately. Once the selling price is allocated, the revenue for each element is recognized using the general and specific criteria under GAAP as discussed above for elements sold in non-multiple element arrangements. A delivered item or items that do not qualify as a separate unit of accounting within the arrangement are combined with the other applicable undelivered items within the arrangement. The allocation of arrangement consideration and the recognition of revenue is then determined for those combined deliverables as a single unit of accounting. The Company has historically sold its services with established rates, which it believes is Company specific objective evidence of selling price. For the new software products, management has established selling prices, which qualifies as Company specific objective evidence of selling price.

For our education products sold we have determined to account for the course materials and training components as one unit of accounting.  Accordingly, revenue is recognized for the single unit upon delivery of the training through our online webinars.

On July 15, 2013, the Company issued a general release for one of its products Visualizer. Software sales on a standalone basis will be recognized upon delivery of the software when evidence of the purchase arrangement exists and the price is determinable, and when collectability is reasonably assured. The Company will continue to use the Visualizer suite of functionality as internally developed software to generate customized reports for revenue integrity auditing and compliance services but the Company no longer intends to market or sell internally developed software on a stand alone basis.

Cost of Revenues

Cost of revenues includes labor costs for services and education development costs. Amortization costs in 2013 of approximately $64,000 were allocated to cost of sales related to software amortization.

Share Based Compensation

Compensation expense for all stock-based employee and director compensation awards granted is based on the grant date fair value estimated in accordance with the provisions of ASC Topic 718, Stock Compensation. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. Vesting terms vary based on the individual grant terms.

The Company estimates the fair value of stock-based compensation awards on the date of grant using the Black-Scholes-Merton (“BSM”) option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and are freely transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The BSM option-pricing model considers, among other factors, the expected term of the award and the expected volatility of the Company’s stock price. Expected terms are calculated using the Simplified Method, volatility is determined based on the Company's historical stock price trends and the discount rate is based upon treasury rates with instruments of similar expected terms. Warrants granted to non-employees are accounted for in accordance with the measurement and recognition criteria of ASC Topic 505-50, Equity Based Payments to Non-Employees.

Research and Development Costs

In accordance with ASC 730-10, research and development costs are expensed when incurred. Total research and development costs for the years ended December 31, 2013 and 2012 were $0 and $64,386, respectively.

Advertising

The cost of advertising is expensed as incurred. Advertising and marketing expenses amounted to approximately $121,000 and $130,000 for the year ended December 31, 2013 and 2012, respectively and the total is included in selling and administrative expenses.

Income Taxes

The Company’s subsidiary, HRAA, elected to convert from a Subchapter S corporation for Federal income tax purposes to a C corporation effective October 21, 2011. Upon HRAA’s C corporation election, it began to use the asset and liability method to account for income taxes. Under this method, deferred income taxes are determined based on the differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements which will result in taxable or deductible amounts in future years and are measured using the currently enacted tax rates and laws. A valuation allowance is provided to reduce net deferred tax assets to the amount that, based on available evidence, is more likely than not to be realized.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

The Company follows the provisions of ASC 740-10, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Earnings Per Share

The Company computes and presents earnings or losses per share in accordance with FASB ASC Topic 260, Earnings per share. Basic earnings or losses per share are computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding. Diluted earnings or loss per share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares and common stock equivalents outstanding, calculated on the treasury stock method for options and warrants using the average market prices during the period.

As the Company incurred a net loss in all periods presented, all potentially dilutive securities were excluded from the computation of diluted loss per share since the effect of including them is anti-dilutive. Dilutive securities outstanding at December 31, 2013 were 1,000,000 stock options, 29,940,000 warrants, and Series A Preferred Stock convertible into 27,000,000 shares of common stock. No dilutive securities were outstanding in 2012.

Segment Reporting

Financial Accounting Standards Board (“FASB”) ASC Topic 280, Segment Reporting (“ASC 280”), establishes standards for the way public business enterprises report information about operating segments. ASC 280 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company has determined that based on these criteria it only operates one segment, consulting services, as all other services do not meet the minimum threshold for separate reporting of a segment.

Contingencies

We accrue for contingent obligations, including legal costs and restructuring costs, when the obligation is probable and the amount can be reasonably estimated. As facts concerning contingencies become known we reassess our position and make appropriate adjustments to the consolidated financial statements. Estimates that are particularly sensitive to future changes include those related to tax, legal, and other regulatory matters that are subject to change as events evolve and additional information becomes available. Total legal settlement accrued costs for the year ended December 31, 2013 was $7,000. (See Note 10)

Recent Accounting Pronouncements

We have implemented all new accounting standards that are in effect and that may impact our consolidated financial statements and do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our consolidated financial position or results of operations.

3 - ACCOUNTS RECEIVABLE

Accounts receivable at December 31, 2013 and December 31, 2012 was as follows:

	December 31,	December 31,
	2013	2012
Accounts receivable	$901,918	$1,246,814
Accounts receivable –Related party	41,244	-
Allowance for doubtful accounts	(16,244)	-
Total	$926,918	$1,246,814

We had $26,116 and $0 in bad debt expense on trade accounts receivable for years ended December 31, 2013 and 2012, respectively.

4 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	December 31,
	2013	2012
Building and improvements	$227,603	$227,603
Furniture	119,810	119,810
Computers and Equipment	260,872	160,469
	608,285	507,882
Less - Accumulated depreciation	(226,438)	(142,865)
Total	$381,847	$365,017

Depreciation expense for the years ended December 31, 2013 and 2012 was approximately $84,000 and $51,000, respectively.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

5 – RESEARCH AND DEVELOPMENT AND SOFTWARE

In early 2012, the Company started developing the Visualizer suite. This business intelligence product is designed to meet the emerging need for healthcare analytics. Customer data is infused into the suite, and the Company uses this data in its consulting services to develop pre-defined analytics targeted to address healthcare’s emerging concerns and needs.

The Company’s Visualizer suite offers our consultants a range of functionality. Visualizer also assists healthcare leaders with their need to understand the impacts of the transition to ICD-10 including work flow, productivity, process changes and documentation and reimbursement risks. The application helps to visualize the reimbursement and operational effects of transitioning organizations to ICD-10 and identify where to focus education and documentation issues. It enables clients to develop a custom work plan to mitigate risks from the highest areas of exposure to the least.

At September 30, 2013, the Company had accumulated a total of $1,011,068 in capitalized costs related to the development of the Visualizer suite and the other functionality which was included as software on the accompanying consolidated balance sheet. As of September 30, 2013, we had amortized $64,137 of the capitalized software after the general release on July 15, 2013 for the Visualizer project.

At the end of September 2013, the Company re-evaluated the capitalized research and development costs for the Visualizer software suite. The evaluation was based in part on the lack of cash flow and customer demand in ICD Visualizer after its general acceptance release date of July 15, 2013. In addition, the Company also considered its going concern risk and cash liquidity concerns that restrain the ability to make capital investments in research and development to complete existing products in the pipeline as the available cash is needed to fund normal operating expenses. As a result of this evaluation, the Company recorded a loss of $946,931 that is presented as a line item entitled “asset impairment” on the consolidated statement of operations. The Company will continue to use the Visualizer suite of functionality as internally developed software to generate customized reports for revenue integrity auditing and compliance services but the Company no longer intends to market or sell internally developed software on a stand alone basis.

Amortization expense for software, for the years ended December 31, 2013 and 2012 was $64,137 and $0, respectively. Software consisted of the following at December 31, 2013 and December 31, 2012:

	December 31, 2013	December 31, 2012
Software	$1,011,068	$258,933
Accumulated amortization	(64,137)	-
Asset Impairment	(946,931)	-
Software, net	$-	$258,933

6 – LINES OF CREDIT

Bank

The Company has a $150,000 revolving line of credit with a bank (the “Line of Credit”), effective in December 2008, for its general working capital needs. The line contains certain restrictive covenants including restrictions on granting liens on the Company's assets. The line is also guaranteed by certain officers of the Company. The line of credit matured on December 18, 2009 and was renewed and was due on December 18, 2012. The revolving line was modified on December 18, 2012 so that the loan no longer has an expiration date of December 18, 2012, but instead, a final maturity date of December 18, 2018. The interest rate per year is equal to the bank’s prime rate plus 6.50%. The bank’s prime rate of interest at December 31, 2012 was 3.25%. The balance due at December 31, 2012 was $150,000 with $25,000 reflected as a current portion.

On September 19, 2013, the Company converted the Line of Credit to a term note. The Company consolidated the Line of Credit and an existing bank term loan into a consolidated term loan with a monthly payment in the amount of $3,209 with a new maturity date of September 19, 2017. At the time of the conversion the line of credit had an outstanding balance in the amount of $133,334. (See Note 7)

Dell

The Company maintains a Dell Business Credit line of up to $50,000. Interest rates vary under the line based on difference types of payment plans. The balance due under the line as of December 31, 2013 and 2012 was $44,692 and $25,000, respectively, which is included in line of credit, current portion in the accompanying consolidated financial statements.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

7 – LONG TERM DEBT AND NOTES PAYABLE

Long Term Debt:

Long Term debt consisted of the following:

	December 31, 2013	December 31, 2012
Bank term loan	$141,857	$38,897
Mortgage loan	174,580	180,073
	316,437	218,970
Less current portion	(44,084)	(37,513)
Total long term portion	$272,353	$181,457

On October 21, 2011, the Company entered into a bridge loan agreement (the “Bridge Loan”) in the amount of $250,000 with a third party lender.  The primary purpose was to repay an initial bridge loan and to pay for certain professional fees in connection with the Merger. The Bridge Loan incurred interest at the rate of 12% per annum which was due only in the event the Merger did not materialize. Upon the closing of the Merger, all interest accrued but not paid was deemed cancelled and paid in full and the entire principal amount of the note was automatically converted into an aggregate of 1,343,749 shares of common stock at a conversion price of $0.19 per share which is equal to a discount of 25% of to the purchase price. The loan was converted to stock in February 2012 (See Note 12).

In March 2009, HRAA entered into a term loan with Bank of America which proceeds were used for general working capital needs (the “Term Loan”).  The Term Loan was established as a result of a conversion of a revolving line of credit.  The Term Loan is personally guaranteed by Robert Rubinowitz and Andrea Clark and contains certain restrictive covenants including restrictions on granting liens on the Company's assets. The Term Loan matured in five years and incurred interest at the rate of 6.75% per annum.  The balance due as of December 31, 2012 was approximately $39,000 and is allocated to current and long-term debt line items on the consolidated balance sheet.

On September 19, 2013, HRAA consolidated the above March 2009 Term Loan with the Line of Credit. (See Note 6) The outstanding balance for the Term Loan and the Line of Credit prior to consolidation was $20,697 and $133,334, respectively. The new consolidated term loan is personally guaranteed by Robert Rubinowitz and Andrea Clark and contains restrictive covenants, which among other things, prohibit the Company from granting any security interests or liens on the assets of the Company. Payments of principal and interest are approximately $3,200 per month. The new consolidated term loan matures on September 19, 2017 and incurs interest at a rate per year equal to the bank’s prime rate plus 3.5%. The balance due as of December 31, 2013 for the new consolidated term loan was approximately $142,000 and is included in the accompanying consolidated balance sheet.

The Company has a mortgage related to certain real estate, which houses the Company’s main offices in Plantation, Florida. The loan originated July 2010 in the amount of $192,500 and matures July 2020, when a balloon principal payment of approximately $129,000 becomes due. The loan is collateralized by the real estate and is personally guaranteed by Robert Rubinowitz, a stockholder of the Company. Interest is fixed at 6.625% for the first five years of the loan, and converts to an adjustable rate for the second five years at the Federal Funds Rate plus 3.25%, as established by the United State Federal Reserve. The balance under this mortgage loan as of December 31, 2013 and 2012 was approximately $175,000 and $180,000, respectively and is allocated to the current and long term debt line items in the accompanying consolidated balance sheet. Monthly payments for principal and interest are approximately $1,500 until July 2015, when the total monthly payment may vary due to the adjustable interest rate provision in the note.

Although the Company is current in its payments on these loans, management believes the Company may be in default of certain non-financial covenants. The banks have not notified the Company of any default.

Notes payable:

In December 2012, the Company entered into loan agreements with various investors and issued promissory notes upon receipt of $815,000. The loan agreements have an interest rate of 12% per annum. Principal and interest is payable over 26 months. Additionally, in connection with the financing, the Company issued 2,375,000 shares of common stock to the lenders as loan fees. The fair value per share of $0.28 (based on recent cash sales prices) was used to compute the relative fair value of the shares in accordance with ASC 470-20 which totaled $343,500 which was recorded as a debt discount with a credit to additional paid-in-capital and such discount is being amortized over the term of the loans. The unamortized discount was $114,958 and $338,692 as of December 31, 2013 and 2012, respectively.

In January and February 2013, the Company entered into loan agreements and promissory notes with various investors upon receipt of $1,220,000. The loan agreements have an interest rate of 12% per annum. Principal and interest is payable over 26 months. Additionally, in connection with the financing, the Company issued 5,575,000 shares of common stock to the lenders as loan fees (See Note 12). The fair value per share of $0.28 (based on recent cash sales prices) was used to compute the relative fair value of the shares in accordance with ASC 470-20 which totaled approximately $679,500 which was recorded as a debt discount with a credit to additional paid-in-capital and such discount is being amortized over the term of the loans. The unamortized discount was $350,522 as of December 31, 2013 and the Company recorded $5,850 in accrued interest.

Of the eighteen above-referenced loans, (i) thirteen of the loans are secured by contract accounts receivable of a Company customer which security interest is subordinate to the lender under the factoring agreement, and (ii) one of the loans is secured by the stock of HRAA.

The Company began paying principal and interest on the above-mentioned notes in early 2013 in accordance with the payment terms. In August 2013, the Company converted $402,083 in investor promissory notes for five (5) individuals into one million six hundred eight thousand three hundred and thirty three (1,608,333) shares of common stock at a conversion price of $0.25 per share.  As a result of the conversion the Company expensed $128,452 of the unamortized discount as interest. Additionally, the Company recorded a loss on conversion of $112,584 as a result of issuing stock at a discount from fair market value.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

Notes payable consisted of the following:

	December 31, 2013	December 31, 2012
Principal amount of notes payable	$877,500	$815,000
Unamortized discount	(465,480)	(338,692)
Notes payable, net of discount	412,020	476,308
Less current portion	(380,326)	(202,557)
Total Long term portion	$31,694	$273,751

As of December 31, 2013, principal payments required on long-term debt and notes payable over the next five years and thereafter are as follows:

2014	$786,584
2015	179,084
2016	44,084
2017	31,248
2018	5,576
Thereafter	147,361
Total	$1,193,937

8 – FACTORING AGREEMENT

In June 2012, the Company entered into a one-year factoring agreement with a finance company. The agreement automatically renews annually unless terminated by either party. Under the terms of the agreement, the Company, at its discretion, assigns the collection rights of its receivables to the finance company in exchange for an advance rate of 85% of face value. The assignments are transacted with recourse only at the option of the finance company in the event of non-payment. The Company's obligations under the factoring agreement are secured by substantially all assets of the Company. In accordance with ASC 860 "Transfers and Servicing" regarding transfers of receivables with recourse, this factoring arrangement is accounted for as a secured financing. For the year ended December 31, 2013 and 2012, the Company had factored approximately $4,693,000 and $3,850,000, respectively, of receivables and had received cash advances of approximately $4,708,000 and $3,272,000, respectively. Outstanding receivables purchased by the factor as of December 31, 2013 and 2012 were approximately $638,000 and $950,000, respectively, and are included in accounts receivable in the accompanying consolidated balance sheet, and the secured loan due to the lender was approximately $543,000 and $827,000 at December 31, 2013 and 2012, respectively. Factor fees were approximately $138,000 and $119,000 for the year ended December 2013 and 2012, respectively, and are included in interest expenses. (See Note 3)

Although the Company is current in its financial obligations under this factoring agreement, management believes the Company may be in default under the solvency provision and certain non-financial default provisions. The Company has not been notified of any default by the factor company.

9 – CONVERTIBLE PROMISSORY NOTES AND FAIR VALUE MEASUREMENTS

In December 2011, the Company received a deposit of $170,000.  This deposit was an advance on three convertible promissory notes totaling approximately $314,000 signed on February 2, 2012, automatically convertible into future securities sold at 100% of the sale price and non-interest bearing.  These loans qualify as stock settled debt under ASC 480 with a fixed monetary amount of $314,000.  These loans were to mature in August 2012 but were converted into common stock in February 2012.  (See Note 12)

In May 2012, the Company received $300,000 related to five convertible notes. The term of each note was 12 months. Interest was computed at 6% based on a 360 day year and is payable on the maturity date, and the conversion rate was $0.10 per share. Interest was due and payable only if the notes were repaid in cash. These notes were converted to common stock at their contractual conversion rate of $0.10 per share on July 15, 2012. (See Note 12) At the note origination date, the Company recorded a debt discount for the beneficial conversion feature value related to the above referenced convertible note in the amount of $300,000, which is based on the intrinsic value between the fair market value of the Company’s stock and the conversion price. The discount is being amortized to interest expense over the term of the note. In accordance with ASC 470-20-40, upon conversion, the remaining unamortized portion of the beneficial conversion feature value was expensed.

On October 7, 2013, the Company entered into a one-year original issue discount (OID) convertible promissory note with warrants in the amount of $280,000 with Tonaquint, Inc., a Utah corporation (“Tonaquint”). The purchase price for this note and the warrants was $250,000. The Company had the option to repay this note at any time on or before the date that is sixty (60) days from October 7, 2013. The Company recorded a debt discount for the OID of $25,000 and expensed $5,000. The debt was treated as stock settled debt where a put premium of $120,000 was to be recorded over the six-month period to the first conversion date. Tonaquint had the right at any time after the date that is six (6) months from the effective date, at its election, to convert all or any part of the outstanding balance of the note into shares of fully paid and non-assessable common stock of the company based upon a formula that is seventy (70%) percent of the average of the two (2) lowest intra-day trade prices in the fifteen (15) trading days immediately preceding the conversion (the “Conversion Formula”). Tonaquint was granted the right to purchase at any time on or after October 7, 2013 until the date which is the last calendar day of the month in which the fifth anniversary of the “issue date” occurs, 350,000 fully paid and non-assessable shares of the Company’s common stock, par value $.001 per share, as such number may be the adjusted from time to time pursuant to the full ratchet price protection terms and conditions of the warrant. The initial “exercise price” is $0.40 per share of common stock. On November 12, 2013, the note was paid in full with financing received in connection with the sale and issuance of Series A Preferred Stock and warrants pursuant to the Securities Purchase Agreement, dated November 12, 2013, between the Company and the investors named therein. (See Note 12) As mentioned above, the Company issued 350,000 free standing and detachable warrants related to the note. The Company accounted for these warrants issued in accordance with the  GAAP accounting guidance under ASC 815 applicable to derivative instruments, which requires every derivative instrument within its scope to be recorded on the balance sheet as either an asset or liability measured at its fair value, with changes in fair value recognized in earnings. Based on this guidance, the Company determined that the Company's warrants do not meet the criteria for classification as equity due to the price protection provisions. Accordingly, the Company classified the warrants as current liabilities. The warrants are subject to re-measurement at each balance sheet date, with any change in fair value recognized as a component of other income (expense), net in the statements of operations. We will estimate the fair value of these warrants at the respective balance sheet dates, based on the estimated market value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates and expected dividends on and expected volatility of the price of the underlying common stock. (See below for December 31, 2013 valuations). As a result of the November 12, 2013 financing and the full ratchet protection, the exercise price of the warrants was reduced to $0.20 per share and 350,000 additional warrants were issued to Tonaquint.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

On October 17, 2013, the Company entered into a one-year OID convertible promissory note in the amount of $142,500 with Tonaquint. The purchase price for this note and the warrant was $125,000. The Company had the option to repay this note at any time on or before the date that is sixty (60) days from October 17, 2013. The Company recorded a debt discount for the OID of $12,500 and expensed $5,000. The debt was treated as stock settled debt where a put premium of $61,071 was to be recorded over the six-month period to the first conversion date. Tonaquint had the right at any time after the date that is six (6) months from the effective date, at its election, to convert all or any part of the outstanding balance of the note into shares of fully paid and non-assessable common stock of the Company based upon the Conversion Formula. Tonaquint was granted the right to purchase at any time on or after October 17, 2013 until the date which is the last calendar day of the month in which the fifth anniversary of the “issue date” occurs, 175,000 fully paid and non-assessable shares of the Company’s common stock, as such number may be the adjusted from time to time pursuant to the full ratchet price protection terms and conditions of the warrant. The initial “exercise price” is $0.40 per share of common stock. On November 12, 2013, the note was paid in full with financing received in connection with the sale and issuance of Series A Preferred Stock and warrants pursuant to the Securities Purchase Agreement, dated November 12, 2013, between the Company and the investors named therein. (See Note 12) As mentioned above, the Company issued 175,000 free standing and detachable warrants related to the  note. The Company accounted for these warrants issued in accordance with the US GAAP accounting guidance under ASC 815 applicable to derivative instruments, which requires every derivative instrument within its scope to be recorded on the balance sheet as either an asset or liability measured at its fair value, with changes in fair value recognized in earnings. Based on this guidance, the Company determined that the Company's warrants do not meet the criteria for classification as equity due to the price protection provisions. Accordingly, the Company classified the warrants as current liabilities. The warrants are subject to re-measurement at each balance sheet date, with any change in fair value recognized as a component of other income (expense), net in the statements of operations. We will estimate the fair value of these warrants at the respective balance sheet dates, based on the estimated market value of the underlying common stock at the valuation measurement date, the remaining contractual term of the warrant, risk-free interest rates and expected dividends on and expected volatility of the price of the underlying common stock. (See below for December 31, 2013 valuations) As a result of the November 12, 2013 financing and the full ratchet anti-dilution provision, the exercise price of the warrants was reduced to $0.20 per share and 175,000 additional warrants were issued to Tonaquint.

At the time the above two notes were paid off, the Company had accreted $33,364 of the put premium and according recognized a gain on extinguishment of $33,364 relating to this put premium. Further, as only $3,459 of the discount was amortized, the Company recorded a loss on early debt extinguishment of $34,041.

Fair Value Measurements – Derivative liability:

The accounting guidance for fair value measurements provides a framework for measuring fair value and requires expanded disclosures regarding fair value measurements.  Fair value is defined as the price that would be received for an asset or the exit price that would be paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.  The accounting guidance established a fair value hierarchy which requires an entity to maximize the use of observable inputs, where available.  This hierarchy prioritizes the inputs into three broad levels as follows.  Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.  Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.  Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value.  An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Assets and liabilities measured at fair value on a recurring and non-recurring basis consisted of the following at December 31, 2013:

	Carrying Value at December 31,	Fair Value Measurements at December 31, 2013
	2013	(Level 1)	(Level 2)	(Level 3)

Warrant derivative liability (29,940,000 warrants - See Note 12)	$5,406,000	$-	$-	$5,406,000

The following is a summary of activity of Level 3 liabilities for the period ended December 31, 2013:

Balance at December 31, 2012	$-
Reclassification of warrant liability	5,771,255
Change in fair value	(365,255)
Balance December 31, 2013	$5,406,000

Changes in fair value of the warrant derivative liability is included in other income (expense) in the accompanying consolidated statements of operations.

The Company estimates the fair value of the warrant liability utilizing the Binomial Lattice model, which is dependent upon several variables such as the expected term (based on contractual term), expected volatility of our stock price over the expected term (based on historical volatility), expected risk-free interest rate over the expected term, and the expected dividend yield rate over the expected term. The Company also used the Black-Scholes pricing model as a comparison to the Binomial Lattice method and the results were similar.  The Company believes this valuation methodology is appropriate for estimating the fair value of the warrant derivative liability.  The following table summarizes the assumptions the Company utilized to estimate the fair value of the embedded conversion option at December 31, 2013:

Assumptions	December 31, 2013
Expected term	1.0
Expected Volatility	116%
Risk free rate	1.2%
Dividend Yield	0.00%

There were no changes in the valuation techniques during 2013.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

10 – COMMITMENTS AND CONTINGENCIES

Commitments

Leases:

Until August 2012, the Company leased certain office equipment under non-cancelable operating lease arrangements.  Monthly payments under the lease agreements were approximately $600 per month. The lease expired in August 2012. In September 2012, the Company started a non-cancellable operating lease for office equipment. The lease term is 5 years. Lease payments during the five years are approximately $560 per month.

On September 1, 2011, the Company entered into a commercial lease agreement for additional office space. The lease term is one year with five successive one-year renewal options. Starting September 1, 2013, the lease has been renewed for one year with a fixed payment of approximately $5,800 per month.

Future minimum lease payments under these leases are as follows:

Years Ending December 31:

2014	$53,246
2015	6,720
2016	6,720
2017	5,040
Thereafter	-
Total	$71,726

Capital Leases:

HRAA leases its property and equipment from Dell Financial Services L.L.C. under several capital leases. The economic substance of the leases is that the Company is financing the acquisition of the assets through the lease and accordingly, it is recorded in the Company’s assets and liabilities.

The following is an analysis of the leased assets included in property and equipment:

	December 31, 2013	December 31, 2012
Equipment	$79,210	$41,969
Less accumulated depreciation	(33,607)	(5,926)
Total	$45,603	$36,043

The lease agreements contain  bargain purchase options at the end of the lease terms. The total amount due at December 31, 2013 is $58,876 of which $32,768 is included in short term liabilities.

The following is a schedule by years of future minimum payments required under the lease together with their present value as of December 31, 2013:

Year Ending December 31:
2014	$32,768
2015	22,527
2016	3,581

Total minimum lease payments	58,876
Less amount representing interest	(9,087)
Present value of minimum lease payments	$49,789

Amortization of assets held under capital leases is included with depreciation expense and is approximately $24,200 and $9,400 for the years ended as of December 31, 2013 and 2012, respectively.

Settlement Agreements:

On May 8, 2012, the Company terminated the employment of its Chief Marketing Officer (“CMO”) and subsequently amended its complaint to enforce certain non-competition clauses contained in the employment agreement. The Company sought a declaration of its obligations to pay severance under the terms of its then-existing employment agreement with the CMO.

On July 9, 2012, the Company and the former CMO entered into a settlement agreement to resolve two pending lawsuits arising out of the termination of his employment agreement. The lawsuit was initiated by the Company against the former CMO in the United States District Court for the Southern District of Florida. In addition, the former CMO sued the Company in the United States District Court of the District of Colorado.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

Pursuant to the settlement agreement, the former CMO agreed to abolish all claims and lawsuits against the Company and its CEO and COO and resigned any and all positions which he had or presently may have had with the Company. As part of the settlement agreement, the Company agreed to make eleven (11) payments totaling $232,500 pursuant to the terms of his prior employment agreement. Additionally, the CMO agreed to transfer his 3,299,802 shares to an officer of the Company in 2012. These payments commenced July 2012 and the final payment in the amount of $23,056 was disbursed on July 29, 2013. In addition, the Company has agreed to abolish all claims and lawsuits against the former CMO. The settlement agreement has a seven (7) day grace period for payments to the former CMO, after which time, he may seek court intervention to enforce the payments. Robert Rubinowitz, the former chief operating officer and Andrea Clark, the chief visionary officer, have personally guaranteed the payments of the settlement agreement. As a result of the settlement agreement, both parties dismissed their respective filings and have agreed to not enter any more lawsuits concerning the scope of this matter.

On March 14, 2013, the Company and its former regional sales manager entered into a settlement agreement to resolve one pending lawsuits arising out of the termination of his employment. The lawsuit was initiated by the former regional sales manager against the Company in the United States District Court for the city of Denver, Colorado. Pursuant to the settlement agreement, the former regional sales manager agreed to abolish all claims and lawsuits against the Company. As part of the settlement agreement, the Company agreed to make a payment totaling $11,000 pursuant to the terms of the settlement agreement and general release of all claims executed by both parties. As of December 31, 2013 the Company had accrued $7,000 for settlement payable.

Employment Agreements:

On October 2, 2013 the Company entered into employment agreements with four (4) of its officers and directors. The employment agreements provide for severance benefits, change in control provisions, accrued but unpaid wages and bonuses, accrued but unpaid vacation time, incentive awards, equity and stock options, and other benefits. These four (4) employment agreements were amended on November 12, 2013. As of December 31, 2013, no performance bonuses have been earned. The Company owed Andrea Clark, its former chief executive officer, $75,000 pursuant to the Merger Agreement, which was accrued in the accompanying consolidated financial statements as due to Ms. Clark through September 30, 2013. The balance due to Ms. Clark was formalized in a promissory note in November 1, 2013. In addition, the Company owed Mr. Rubinowitz, its former president, $40,000 pursuant to a promissory note, dated November 1, 2013, for funds advanced in September 2013. On November 12, 2013, the promissory notes to Ms. Clark and Mr. Rubinowitz were paid in full with financing received in connection with the sale and issuance of Series A Preferred Stock and warrants to purchase shares of the Company’s common stock pursuant to the Securities Purchase Agreement, dated November 12, 2013, between the Company and the investors named therein.

Contingencies

From time to time, the Company is involved in litigation matters relating to claims arising from the ordinary course of business. While the results of such claims and legal actions cannot be predicted with certainty, the Company’s management does not believe that there are claims or actions, pending or threatened against the Company, the ultimate disposition of which would have a material adverse effect on our business, results of operations, financial condition or cash flows.

On March 26, 2014, the Company notified Dean Boyer, its chief technology officer, that the Company was terminating his employment with the Company as well as that certain employment agreement with the Company dated October 1, 2013, as amended on November 13, 2013, effective March 31, 2014. On March 28, 2014, the Company received a letter from Mr. Boyer’s counsel demanding payment of $421,062.53 as severance in connection with the termination of Mr. Boyer’s employment agreement. On April 7, 2014, the Company received an additional letter from Mr. Boyer’s counsel demanding an additional $13,370.21 for accrued but unused vacation pay. The Company intends to dispute the amounts claimed to be owed to Mr. Boyer.

11 – STOCK OPTIONS AND WARRANTS

Share Based Compensation

The Company is in the process of establishing a non-qualified stock option plan. In advance of the actual establishment of the plan the Company has granted a total of one million (1,000,000) stock options to an officer. The grant date is that which an employer and its employee reach a mutual understanding of the key terms and conditions of a share-based payment arrangement. This is the date on which the employer becomes contingently obligated to issue equity instruments or transfer assets to the employee who renders the requisite service. The Company is obligated for this grant as adoption of a stock option plan and board approval is considered a mere formality.

Stock Options

During the year ended December 31, 2013, the Company recorded pre-tax compensation expense of $14,822 related to the Company’s 1,000,000 options as discussed above. As of December 31, 2013, there was approximately $206,300 of unrecognized compensation expense related to stock options, which will be recognized over the weighted-average remaining requisite service period of 1.9 years. There were no exercises of stock options for the year ended December 31, 2013.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The 1,000,000 options were valued at $221,121. The estimated value of stock options granted during the year ended December 31, 2013 was $0.22 per share, using the following assumptions:

2013
Dividend yield (1)	0.0%
Expected volatility (2)	116%
5 Year Bond interest rate (3)	1.20%
Expected life (4)	6.0

(1) Represents cash dividends paid as a percentage of the share price on the date of grant.
(2) Based on historical volatility of the Company’s common stock over the expected life of the options.
(3) Represents the U.S. Treasury rates over maturity periods matching the expected term of the options at the time of grant.
(4) The period of time that options granted is expected to be outstanding based upon the simplified method.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

The following table summarizes stock option activity for the year ended December 31, 2013:

Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value ($000)
Outstanding at January 1, 2013	-	-
Granted	1,000,000	0.26	*	$-
Exercised	-	-
Forfeited or expired	-	-
Outstanding at December 31, 2013	1,000,000	$0.26	*	$-
Exercisable at December 31, 2013	-	-	-	-

The aggregate intrinsic value in the table above represents the total pre-tax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the fourth quarter of 2013 and the exercise price, multiplied by the number of in-the-money options).

* These 1,000,000 options were granted without a specified expiration term.

Warrants

2013

In connection with the promissory notes issued to Tonaquint on October 7, 2013 and October 17, 2013, the Company issued 350,000 and 175,000 warrants, respectively. (See Note 9)  As a result of the Series A Preferred Stock and warrant sale on November 12, 2013, the exercise price of both the 350,000 warrants and 175,000 warrants was reduced to $0.20 per share and an additional 525,000 warrants were issued to Tonaquint pursuant to full ratchet anti-dilution provisions.

On November 12, 2013 and in connection with the Series A Preferred Stock offering, the Company issued 27,000,000 warrants to investors and 1,890,000 warrants were issued as a fee to the placement agent all at an exercise price of $0.30 per share. (See Note 12)

Warrant activity for the year ended December 31, 2013 is as follows:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at December 31, 2012	-	$-
Granted	29,415,000	0.30
Anti-dilution issuance	525,000	0.20
Exercised	-	-
Forfeited	-	-
Expired	-	-
Outstanding at December 31, 2013	29,940,000	$0.30
Exercisable at December 31, 2013	29,940,000	$0.30
Aggregate intrinsic value		$52,500

All warrants were issued with an exercise term of 5 years.

Warrants outstanding have a weighted average remaining contractual life of 4.87 years as of December 31, 2013.

12 – STOCKHOLDER’S EQUITY (DEFICIT)

Recapitalization and Deemed Common Stock Issuance

On February 10, 2012, the Company entered into the Merger Agreement with HRAA and Acquisition Sub which was treated for accounting purposes as a reverse recapitalization with HRAA considered the accounting acquirer since the stockholders of HRAA obtained voting and management control of the Company.   Each share of HRAA's common stock was exchanged for the right to receive approximately 1,271 shares of HRAH’s common stock. Before entry into the Merger Agreement, no material relationship existed between HRAH or Acquisition Sub and HRAA.  As part of the recapitalization, the Company is deemed to have issued 13,499,226 shares of common stock, which represents the shares of common stock outstanding in HRAH just prior to the Merger.  There were no recorded assets or liabilities in the Company just prior to the Merger.  All share and per share amounts for all periods presented have been retroactively adjusted to reflect the recapitalization.

Forward Stock Split

On April 13, 2012, the Company’s board of directors authorized a 12.98 for 1 split of its common stock to stockholders of record as of April 13, 2012. Shares resulting from the split were issued on April 26, 2012. In connection therewith, the Company transferred $32,747 from additional paid in capital to common stock, representing the par value of additional shares issued. As a result of the stock split, fractional shares were rounded up. All share and per share amounts for all periods presented have been retroactively adjusted to reflect the stock split.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

Capitalization Changes

On October 8, 2013, the Company amended its articles of incorporation with the Nevada Secretary of State by increasing the number of authorized shares of common stock from 75,000,000 to 500,000,000. This amendment has been retroactively disclosed on the balance sheet.

On October 17, 2013, the Company amended its articles of incorporation with the Nevada Secretary of State to authorize 25,000,000 shares of blank check preferred stock with the authority of the Board to determine the designations, rights, preferences, privileges, limitations and restrictions.(See temporary equity below)

Common Stock

2012:

On February 10, 2012, upon closing of the Merger Agreement, a $250,000 convertible bridge loan was automatically converted into an aggregate of 1,343,749 shares of common stock at the contractual conversion price of $0.19 per share.

On February 10, 2012, concurrently with the closing of the reverse merger, the Company sold 1,410,874 shares of the Company’s common stock for gross proceeds of $350,000 at a purchase price of $0.25 per share in a private placement offering.

On February 10, 2012 concurrently with the closing of the reverse merger, convertible promissory notes totaling $313,908 obtained on February 2, 2012 were converted into 1,265,381 shares of common stock or $0.25 per share based on the contractual conversion rate.

In April 2012, the Company sold 1,394,909 shares of common stock for approximately $349,000 at a price per share of $0.25.

In May 2012, the Company recorded $300,000 to additional paid-in capital for the beneficial conversion value of convertible debt (See Note 9).

In July 2012, pursuant to a settlement agreement (See Note 10), the Company agreed to pay $232,500 and 3,299,802 common shares were returned to the Company.  The Company charged equity for the $232,500 in accordance with the settlement provisions of ASC 718 “Stock Compensation”.

In July 2012, in connection with the settlement agreement discussed in Note 10, upon return of the 3,299,802 shares to the transfer agent, the shares were simultaneously reissued to delegees of Andrea Clark, however, such shares were unvested and subsequently cancelled as a null and void issuance.

On July 15, 2012, the holders of the five convertible notes issued by the Company in May 2012 exercised their rights under the agreement and converted $300,000 into 3,000,000 shares of common stock at the contractual conversion rate of $0.10 per share.

In August 2012, the Company sold 77,743 shares of common stock for $22,000 at a price per share of $0.28.

During the period from October 2012 through December 2012, the Company sold 1,468,786 shares of common stock for $335,600 at prices per share between $0.20 and $0.28.

In December 2012, the Company issued 2,375,000 shares of common stock in connection with a financing transaction as more fully described in Note 6.

During 2012, the Company incurred approximately $326,000 in offering costs that were charged to additional paid-in capital.

2013:

On January 15, 2013, the Company sold 46,429 shares of common stock for $13,000 at a price per share of $0.28.

On January 31, 2013, the Company issued 50,266 shares of common stock as compensation to an employee for services rendered through March 31, 2013. The shares were valued at $0.49 per share based on the quoted trading price per share or $24,630, which was expensed.

In February 2013, the Company issued 5,575,000 shares of common stock in connection with a financing transaction as more fully described in Note 7.

In March 2013, the Company entered into a one-year agreement with a consultant for 230,000 vested shares and cash consideration. The shares were valued on the agreement date, which was the measurement date at $0.35, based on the quoted trading price, and the $80,500 was recorded as a prepaid asset and is being expensed over the term of the contract. The shares were issued on April 1, 2013 to the consultant.

On April 1, 2013, the Company issued an aggregate of 54,847 shares of common stock as compensation to two employees for services rendered through March 31, 2013. The shares were valued at $0.40 per share based on recent cash sales by the Company or $21,939, which was expensed.

On May 19, 2013, the Company sold 625,000 shares of common stock for $250,000 at a price per share of $0.40.

On May 24, 2013, the Company sold 125,000 shares of common stock for $50,000 at a price of $0.40 per share.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

On June 21, 2013, the Company sold 750,000 shares of common stock for $300,000 at a price per share of $0.40.

On June 27, 2013, the Company entered into a financial advisor and agent placement agreement whereby the Company had the option to pay in cash or issue 100,000 shares of common stock. The shares were valued on the agreement date, which was the measurement date at $0.51 per share based on the quoted trading price, and the $51,000 is being expensed over the term of the contract. The Company issued the shares in September 2013.

On July 8, 2013, the Company sold 500,000 shares of common stock for $200,000 at a price per share $0.40.

On August 7, 2013, the Company sold 500,000 shares of common stock for $200,000 at a price per share $0.40.

On August 21, 2013, the Company sold 100,000 shares of common stock for $25,000 at a price per share of $0.25.

On August 27, 2013, the Company issued 400,000 shares of common stock for $100,000 at a price per share of $0.25.

On August 30, 2013, the Company issued 400,000 shares of common stock for $100,000 at a price per share of $0.25 per share.

On August 22, 2013 and August 28, 2013, the Company converted $402,083 in unsecured  promissory notes for five (5) individuals into one million six hundred eight thousand three hundred and thirty three (1,608,333) shares of common stock at a conversion price of $0.25 per share. The shares of common stock were valued at $514,666 based on the quoted trading price of $0.32 and accordingly, the Company recorded a loss on conversion of $112,583.

In September 2013, the Company issued 95,052 shares of common stock as compensation to three employees for services rendered through June 30, 2013. The shares were valued at $0.48 per share based on the quoted trading price per share or $45,625, which was expensed.

On September 6, 2013, the Company entered into a three-year agreement with a company to provide consulting and recruiting services. Upon execution of the agreement, the Company issued 50,000 shares of common stock valued at $0.30 per share based on the quoted trading price, in consideration of their services to be rendered for the first year of the agreement. The $15,000 is being expensed over 12 months.

On September 9, 2013, the Company entered into a one year consulting agreement with a stockholder, Mr. Michael Ciprianni, to provide certain consulting services related to the Company’s business in exchange for four million one hundred twenty five thousand (4,125,000) shares of common stock in consideration of the services to be rendered. The shares were valued on the agreement date, which was the measurement date at $0.28 per share based on the quoted trading price, and the $1,155,000 is being expensed over the term of the contract.

On September 30, 2013, the Company issued 187,500 shares of common stock as compensation to two employees for services rendered through September 30, 2013. The shares were valued at $0.23 per share based on the quoted trading price per share or $43,125, which was expensed.

On October 9, 2013, the Company issued 100,000 shares of common stock as compensation to a consultant to provide services. The shares were valued at $0.24 per share based on the quoted trading price per share or $24,000, which was recorded as prepaid and is being expensed over the term of the agreement, which is six (6) months.

On December 31, 2013, in accordance with a 2012 employment agreement, the Company issued 75,000 shares of common stock as compensation to an employee for services rendered through December 31, 2013. The shares were valued at $0.25 per share based on the quoted trading price per share or $18,750, which was expensed.

Temporary Equity - Preferred Stock

On November 12, 2013, the Company entered into a Securities Purchase Agreement for the sale of Series A 8% Redeemable Convertible Preferred Stock (“Series A stock”) and warrants to purchase shares of the Company’s common stock. The Company sold 13,500,000 of Series A stock and warrants to purchase 27,000,000 shares of the Company’s common stock for gross proceeds of $5,400,000. The net proceeds to the Company after offering costs is $4,903,652. The Series A stock is convertible into common stock on a 2 for 1 basis and is redeemable by the Company, at the option of the investor, 48 months from November 12, 2013 at the stated value of $0.40 per share or a total of $5,400,000 plus accumulated but unpaid dividends, whether declared or not. Due to the redemption feature the Series A Stock is reflected as temporary equity at December 31, 2013 as follows:

Series A sale price	$5,400,000
Less: Reclassification of warrant fair value to liability	(5,669,837)
Offering costs	(496,348)
Plus: Deemed dividend	2,634,185
Series A dividends	60,000
$1,928,000

The Company also issued warrants to purchase 1,890,000 shares of common stock to a placement agent. (See Note 11).

The Company recorded a beneficial conversion value for the preferred stock of approximately $2.6 million as an immediate charge to accumulated deficit as it is considered a constructive dividend to Series A preferred stockholders. As part of this equity financing transaction, the Company issued 27,000,000 five-year warrants  (See Note 11) with immediate vesting rights to convert into common shares at an initial exercise price of $0.30 per share under price protection provisions. The warrants also contain cashless exercise provisions. Due to price protection provisions in the warrants, the Company will account for these warrants issued in accordance with the US GAAP accounting guidance under ASC 815 applicable to derivative instruments, which requires every derivative instrument within its scope to be recorded on the balance sheet as either an asset or liability measured at its fair value, with changes in fair value recognized in earnings. (See Notes 9 and 11)

In connection with the Securities Purchase Agreement, the Company entered into a registration rights agreement  with the Purchasers, pursuant to which the Company agreed to register all of the shares of common stock underlying the Series A Preferred Stock and the shares of common stock underlying the Warrants on a registration statement on Form S-1 (the “Registration Statement”) to be filed with the SEC within 30 calendar days following the Closing Date (the “Filing Deadline”) and to use its best efforts to cause the Registration Statement to be declared effective under the Securities Act within 90 calendar days following the Filing Deadline. The Registration Statement was filed on December 11, 2013, as amended December 20, 2013 and declared effective on December 24, 2013.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

13 – CONCENTRATIONS

Sales to four (4) hospital customers represented approximately 60% of our revenues for the year ended December 31, 2013.  We have direct relationships with the individual hospitals and the health systems.

Hospital Customer A	42.0%
Hospital Customer B	6.0%
Hospital Customer C	6.0%
Hospital Customer D	6.0%
Total	60.0%

Sales to thirteen (13) hospitals were approximately 89% of our revenues for the year ended December 31, 2012.

Five and four vendors represented approximately 56% and 67% of our outstanding accounts payable balance as of December 31, 2013 and December 31, 2012, respectively.

Four and one customers represented approximately 64% and 62% of our accounts receivable as of December 31, 2013 and December 31, 2012, respectively.

14 – INCOME TAXES

The Company’s subsidiary, HRAA, elected to convert from a Subchapter S corporation for Federal income tax purposes to a C corporation effective October 21, 2011. Accordingly, HRAA’s income or losses are passed through to the stockholders of HRAA for the period January 1 to October 21, 2011. The Company will absorb the tax effects of any income or losses subsequent to the date of conversion to a C corporation and in future years.

The Company has incurred aggregate cumulative net operating losses of approximately $4,209,000 for C corporation income tax purposes through December 31, 2013. The net operating loss carries forward for income taxes, purposes and may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, starting in 2031 through 2033. Management believes that the realization of the benefits from these losses appears not more likely than not due to the Company’s limited operating history and continuing losses for income tax purposes. Accordingly, the Company has provided a 100% valuation allowance on the deferred tax asset to reduce the asset to zero. Management will review this valuation allowance periodically and make adjustments as warranted.

The Company’s income tax expense (benefit) differs from the “expected” tax expense for Federal income tax purposes computed by applying a Federal corporate tax rate of 34% to loss before income taxes as follows:

	Year ended	Year ended
	December 31, 2013	December 31, 2012

U.S. Federal "expected" income tax	$(1,860,902)	$(495,540)
State income tax	(198,679)	(52,906)
Non-deductible beneficial conversion interest	-	102,000
Stock compensation	252,366	24,769
Change in fair value of warrant liability	(124,187)	-
Loss on extinguishment of debt	49,852	-
Other	23,585	-
Change in valuation allowance	1,857,964	421,677
Total provision for income taxes	$-	$-

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 2013 and 2012 are as follows:

	2013	2012
Deferred tax assets:
Net operating loss carry forward	$1,593,719	$586,600
Stock options	5,578	-
Accrued salary and other	-	35,821
Accrual to cash timing difference	859,735	-
Total gross deferred tax assets	2,459,032	622,421
Deferred tax liabilities:
Depreciation	(9,890)	(31,244)
Total gross deferred tax liabilities	(9,890)	(31,244)
Less valuation allowance	(2,449,142)	(591,177)
Net deferred tax assets	$-	$-

A deferred tax asset of approximately $169,500 results from the C corporation taxable losses totaling $434,509 from the period October 22, 2011 through December 31, 2011. The valuation allowance at December 31, 2012 was $591,177. The increase during 2013 was $1,857,964.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013 and 2012

The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2013, tax years 2013, 2012 and 2011 remain open for Internal Revenue Service audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

The Company follows the provisions of ASC 740-10, Accounting for Uncertain Income Tax Positions. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

15 – RELATED PARTY TRANSACTIONS

The Company owed Andrea Clark $75,000. The balance due to Ms. Clark was formalized in a promissory note dated November 1, 2013. The Company also owed Robert Rubinowitz $40,000 pursuant to a promissory note dated November 1, 2013 for funds advanced in September 2013. On November 12, 2013 the promissory notes to Ms. Clark and Mr. Rubinowitz were paid in full from the net proceeds of the Securities Purchase Agreement, dated November 12, 2013, among the Company and the investors named therein.

In March 2013, the Company entered into a contract with ResumeBear, Inc. (“ResumeBear”), a related party, to provide website development services in the amount of $302,764. Mr. Peter Russo, a member of the Company’s board of directors, is the chief executive officer and a director of ResumeBear. Mr. Michael Brainard, a member of the Company’s board of directors, is also a director of ResumeBear. Revenues recorded from ResumeBear were $211,239 for the year ended December 31, 2013. In January 2014, the Company wrote-off approximately $108,000 of the account receivable with ResumeBear which is reflected in the December 31, 2013 consolidated financial statements as an allowance of $16,244 and a reduction of revenue of approximately $92,000. Due to cost overruns and product delivery issues relating primarly to a third party subcontractor, the Company estimates the total loss on this contract is approximately $108,000 through December 31, 2013 and another $88,000 through the date of this report.

16 – SUBSEQUENT EVENTS

Separation Agreement with Robert Rubinowitz

On April 14, 2014, the Company entered into a separation agreement (the “Separation Agreement”) with Robert Rubinowitz, its President, Chief Operating Officer, Secretary, Treasurer and director, which provides for the termination of Mr. Rubinowitz's employment and his resignation as an officer and director of the Company, and the termination of that certain Employment Agreement dated October 1, 2013, as amended on November 12, 2013, between the Company and Mr. Rubinowitz (the “Employment Agreement”).  The Separation Agreement provides that Mr. Rubinowitz will receive (i) $175,000 to be paid in equal increments of $3,365.39 on each of May 2, 2014, May 16, 2014, May 30, 2014, June 14, 2014 and June 27, 2014 and thereafter equal increments of $7,532.05 with the last payment date being April 17, 2015, (ii) $23,557.70 in accrued and unpaid base salary, bonus and vacation earned through April 11, 2014 payable in equal installments of $1,121.80 beginning on July 11, 2014, and (iii) $6,730.77 in accrued salary, in each case, less all applicable deductions and withholdings, from the Company in full and final satisfaction of the amounts due to Mr. Rubinowitz pursuant to the terms of the Employment Agreement.

The Separation Agreement also requires the Company to use commercially reasonable efforts to have Mr. Rubinowitz and Andrea Clark removed as a guarantors under certain of the Company's debt obligations.  The Company also agreed to pay an early termination fee for the early return of Mr. Rubinowitz's leased vehicle.  The Company further agreed to file a Registration Statement with the SEC to register the resale of Mr. Rubinowitz's outstanding common stock as of the date of Separation Agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is attached as Exhibit 10.22 to this Annual Report on Form 10-K.

Termination of Named Executive Officers

On March 26, 2014, the Company notified Dean Boyer, its chief technology officer, that the Company was terminating his employment with the Company as well as that certain employment agreement with the Company dated October 1, 2013, as amended on November 13, 2013, effective March 31, 2014. On March 28, 2014, the Company received a letter from Mr. Boyer’s counsel demanding payment of $421,062.53 as severance in connection with the termination of Mr. Boyer’s employment agreement. On April 7, 2014, the Company received an additional letter from Mr. Boyer’s counsel demanding an additional $13,370.21 for accrued but unused vacation pay.

On April 15, 2014, the Company notified Joseph Brophy, its senior vice president of operations, that the Company was terminating his employment with the Company as well as that certain letter agreement, dated December 5, 2012, both effective April 25, 2014.

PART II   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Securities and Exchange Commission Registration Fee	$1,739
Transfer Agent Fees*	$-0-
Accounting fees and expenses*	$5,000
Legal fees and expenses*	$14,000
Blue Sky fees and expenses*	$1,000
Miscellaneous	$261
Total*	$22,000

* Estimated.

Item 14. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 15. Recent Sales of Unregistered Securities.

None

Item 16. Exhibits and Financial Statement Schedules.

The Exhibits provided for under the Exhibit Index are incorporated herein.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Plantation, State of Florida, on April 30, 2014.

HEALTH REVENUE ASSURANCE HOLDINGS, INC.

By:	/s/ Todd Willis
Todd Willis Chief Executive Officer

In accordance with the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Todd Willis	Chief Executive Officer	April 30, 2014
Todd Willis	(Principal Executive Officer)

/s/ Gina Hicks	Chief Financial Officer	April 30, 2014
Gina Hicks	(Principal Financial Officer and Principal Accounting Officer)

/s/ Andrea Clark	Director	April 30, 2014
Andrea Clark

/s/ Peter Russo	Director	April 30, 2014
Peter Russo

/s/ Michael Brainard	Director	April 30, 2014
Michael Brainard

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith

2.1	Agreement and Plan of Merger and Reorganization	8-K	2/13/12	2.1
2.2	Articles of Merger filed with the State of Nevada	8-K	2/13/12	2.2
2.3	Articles of Merger filed with the State of Maryland	8-K	2/13/12	2.3
3.1	Amended and Restated Articles of Incorporation	10-K	4/15/14	3.1
3.2	Second Amended and Restated Bylaws	10-K	4/15/14	3.2
4.1	Form of Common Stock Purchase Warrant	8-K	1118/13	4.1
4.2	Form of Warrant issued to Tonaquint	10-K	4/15/14	4.2
5.1	Opinion on Legality				Filed
10.1	Split-Off Agreement	8-K	2/13/12	10.3
10.2	General Release Agreement	8-K	2/13/12	10.4
10.3	Form of 6% Convertible Note	S-1	9/10/12	10.7
10.4	Form of 2012/2013 Loan Agreement and Promissory Note	8-K	2/20/13	10.1
10.5	Consulting Agreement - Ciprianni	8-K	9/12/13	10.1
10.6	Employment Agreement - Andrea Clark*	8-K	10/8/13	10.1
10.7	Addendum to Employment Agreement - Andrea Clark*	8-K	11/18/13	10.3
10.8	Employment Agreement - Robert Rubinowitz*	8-K	10/8/13	10.2
10.9	Addendum to Employment Agreement - Robert Rubinowitz*	8-K	11/18/13	10.4
10.10	Employment Agreement - Evan McKeown*	8-K	10/8/13	10.3
10.11	Addendum to Employment Agreement - Evan McKeown*	8-K	11/18/13	10.5
10.12	Employment Agreement – Dean Boyer*	8-K	10/8/13	10.4
10.13	Addendum to Employment Agreement – Dean Boyer*	8-K	11/18/13	10.6
10.14	Securities Purchase Agreement	8-K	11/18/13	10.1
10.15	Form of Registration Rights Agreement	8-K	11/18/13	10.2
10.16	Form of Indemnification Agreement*	8-K	11/18/13	10.7
10.17	Form of Voting Agreement	10-K	4/15/14	10.19
10.18	Employment Agreement - Tim Lankes*	8-K	3/5/14	10.1
10.19	Agreement for Purchase of Accounts – Aerofund Financial	10-K	4/15/14	10.21
10.20	Letter Agreement - Robert Rubinowitz	10-K	4/15/14	10.22
10.21	Letter Agreement - Dr. Michael Gallagher*	10-K	4/15/14	10.23
10.22	Letter Agreement - Joseph Brophy*	10-K	4/15/14	10.24
10.23	Form of Promissory Note - Tonaquint	10-K	4/15/14	10.25
10.24	ResumeBear Website Development Project Plan	10-K	4/15/14	10.26
10.25	Form of Indemnification Agreement	8-K	11/8/13	10.7
21.1	Subsidiaries	10-K	4/15/14	21.1
23.1	Consent of Salberg & Company, P.A.				Filed
23.2	Consent of Nason Yeager Gerson White & Lioce, PA.				Filed**
101.INS	XBRL Instance Document				Filed
101.SCH	XBRL Taxonomy Extension Schema Document				Filed
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document				Filed
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document				Filed
101.LAB	XBRL Taxonomy Extension Label Linkbase Document				Filed
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document				Filed

* Management contract or compensatory plan or arrangement.

** Contained in Exhibit 5.1.